UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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Teleflex Incorporated
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155 South Limerick Road, Limerick, Pennsylvania 19468

Notice of Annual Meeting of Stockholders

To Be Held on May 4, 2012

March 30, 2012

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

The annual meeting of stockholders (the “Annual Meeting”) of Teleflex Incorporated will be held on Friday, May 4, 2012 at 10:00 a.m., local time, at the Company’s headquarters, located at 155 South Limerick Road, Limerick, Pennsylvania 19468, for the following purposes:

1. To elect three directors to serve on our Board of Directors for a term of three years or until their successors have been duly elected and qualified;

2. To hold an advisory vote on the compensation of our named executive officers;

3. To vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2012 fiscal year; and

4. To transact such other business as may properly come before the meeting.

Our Board of Directors has fixed Monday, March 5, 2012 as the record date for the Annual Meeting. This means that owners of our common stock at the close of business on that date are entitled to receive notice of, and to vote at, the Annual Meeting.

Stockholders are requested to date, sign and return the enclosed proxy card in the enclosed envelope. No postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437), or via the internet at www.voteproxy.com.

By Order of the Board of Directors,

LAURENCE G. MILLER, Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

TELEFLEX INCORPORATED

155 South Limerick Road

Limerick, Pennsylvania 19468

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Teleflex Incorporated (the “Company”) for use at the Company’s annual meeting of stockholders (the “Annual Meeting”) to be held on Friday, May 4, 2012, 10:00 a.m. local time, at the Company’s headquarters, located at 155 South Limerick Road, Limerick, Pennsylvania 19468. The proxies may also be voted at any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on March 5, 2012, the record date for the meeting, are entitled to vote. Each owner of record on the record date is entitled to one vote for each share of common stock held. On the record date, the Company had 40,781,609 shares of common stock outstanding.

This proxy statement and the enclosed form of proxy are being mailed to stockholders on or about March 30, 2012. A copy of the Company’s 2011 Annual Report is provided with this proxy statement.

The Company will pay the cost of solicitation of proxies. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company reimburses banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners of the Company’s common stock.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on May 4, 2012

This proxy statement, the accompanying Notice of Annual Meeting, proxy card and our 2011 Annual Report are available at http://www.teleflex.com/ProxyMaterials.

QUESTIONS AND ANSWERS

1.	What is a “proxy”?

It is your way of legally designating another person to vote for you. That other person is called a “proxy.” If you designate another person as your proxy in writing, the written document is called a “proxy” or “proxy card.”

2.	What is a “proxy statement”?

It is a document required by the Securities and Exchange Commission (the “SEC”) that contains information about the matters that stockholders will vote upon at the Annual Meeting. The proxy statement also includes other information required by SEC regulations.

3.	What is a “quorum”?

A quorum is the minimum number of stockholders who must be present at the Annual Meeting or voting by proxy in order to conduct business at the meeting. A majority of the outstanding shares, whether present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

4.	How many votes are required to elect director nominees and approve the proposals?

To be elected at the meeting, a director nominee must receive the affirmative vote of a majority of the votes cast. For this purpose, a majority of the votes cast means that the number of votes cast in favor of a director nominee must exceed the number of votes cast against that director nominee. Abstentions and “broker non-votes” will have no effect on the vote.

Approval of each of the other proposals requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions are counted as votes against a proposal, while broker non-votes will not be included in the vote count and will have no effect on the vote.

5.	What is a “broker non-vote”?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

6.	How do I vote?

You may vote through any of the following methods:

•	attend the Annual Meeting in person and submit a ballot,
•	sign and date each proxy card you receive and return it in the prepaid envelope included in your proxy package,
•	vote by telephone by calling 1-800-PROXIES (776-9437) or
•	vote via the internet at www.voteproxy.com.

The shares represented by a proxy will be voted in accordance with the instructions you provide in the proxy card or that you submit via telephone or the internet, unless the proxy is revoked before it is exercised. Any proxy card which is signed and returned but does not indicate voting instructions will be counted as a vote FOR the election of the director nominees described in this proxy statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers and FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012.

If your shares are held by a broker, bank or other holder of record, please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.

7.	How can I revoke my proxy?

You may revoke your proxy at any time before the proxy is exercised by submitting a notice of revocation or submitting an executed proxy card bearing a later date to the Secretary of Teleflex at our principal executive offices, at 155 South Limerick Road, Limerick, Pennsylvania 19468. You also may revoke your proxy by attending the Annual Meeting in person and voting by ballot. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of ten members divided into three classes, with one class being elected each year for a three-year term. At the Annual Meeting, three directors will be elected for terms expiring at our Annual Meeting of Stockholders in 2015 or until their successors are duly elected and qualified. The Board, upon the recommendation of the Governance Committee, has nominated Sigismundus W.W. Lubsen, Stuart A. Randle and Harold L. Yoh III for election to the Board for three-year terms. Each nominee is a continuing director who previously was elected by our stockholders.

Our bylaws generally require that, in order to be elected in an uncontested election of directors, a director nominee must receive a majority of the votes cast with respect to that director’s election (for this purpose, a majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director will continue to serve on the board of directors as a “holdover director.” However, under our Corporate Governance Principles, the Board will not nominate for director any incumbent director unless the director has submitted in writing his or her irrevocable resignation as a director, which would be effective if the director does not receive the required majority vote and the Board accepts the resignation. Generally, if an incumbent director does not receive the required majority vote, our Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether to take other action. The Board would act on the resignation, generally within 90 days from the date that the election results are certified. The Board’s decision and an explanation of any determination with respect to the director’s resignation will be disclosed promptly in a current report on Form 8-K filed with the SEC.

Our goal is to assemble a Board that operates cohesively and works with management in a constructive way so as to deliver long term stockholder value. In addition, the Board believes it operates best when its membership reflects a diverse range of experiences and areas of expertise. To this end, the Board seeks to identify candidates whose respective experience expands or complements the Board’s existing expertise in overseeing our company. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity and to have business, professional, academic, government or other experience which is relevant to our business and operations. In evaluating nominees for election to the Board, our Board and Governance Committee consider diversity principally from the standpoint of differences in occupational experience, education, skills, race, gender and national origin. However, there is no set list of qualities or areas of expertise used by the Board in its analysis because the inquiry assesses the attributes each particular candidate could bring to the Board in light of the then-current make-up of the Board. We believe our current directors possess valuable experience in a variety of areas necessary to guide Teleflex in the best interests of the stockholders. Information regarding each of our nominees and continuing directors is set forth below.

Nominees for election to the Board of Directors – Terms expiring in 2012

Sigismundus W.W. Lubsen	-

Mr. Lubsen, 68, has been a director of Teleflex since 1992 and currently serves as a member of the Governance Committee. Mr. Lubsen retired in 2002 after serving as a member of the Executive Board of Heineken N.V., a manufacturer of beverage products, from 1995 to 2002. Mr. Lubsen is currently a director of I.F.F. (Nederland) Holding B.V. and Concordia Fund B.V.

Mr. Lubsen’s experience with Heineken and the boards on which he serves enables him to provide valuable perspectives regarding management issues and matters related to manufacturing and international business. His 20 year tenure as a Teleflex director also gives him an institutional knowledge regarding our company that is helpful to the Board in addressing strategic and governance issues.

Stuart A. Randle	-

Mr. Randle, 52, has been a director of Teleflex since 2009 and currently serves as a member of the Compensation Committee. Since 2004, Mr. Randle has been the President and Chief Executive Officer of GI Dynamics, Inc., a medical device company. From 2003 to 2004, he served as Interim Chief Executive Officer of Optobionics Corporation. From 2002 to 2003, Mr. Randle held the position of Entrepreneur in Residence of Advanced Technology Ventures, a healthcare and IT venture capital firm. From 1998 to 2001, he was President and Chief Executive Officer of Act Medical, Inc. Prior to 1998, Mr. Randle held various senior management positions with Allegiance Healthcare Corporation and Baxter International Inc. Mr. Randle currently serves as a director of Beacon Roofing Supply, Inc. and is a member of the board of the Advanced Medical Technology Association.

Mr. Randle’s medical device company experience, coupled with past senior management positions at medical device companies, enables him to provide valuable insights regarding a variety of business, management and technical issues.

Harold L. Yoh III	-

Mr. Yoh, 51, has been a director of Teleflex since 2003 and currently serves as a member of the Compensation Committee. Since 1999, Mr. Yoh has been the Chairman and Chief Executive Officer of The Day & Zimmermann Group, Inc., a global provider of diversified managed services. Prior to that, Mr. Yoh held a variety of other management and leadership positions at Day & Zimmermann, including President of Day & Zimmermann’s Process & Industrial division from 1995 to 1998. Mr. Yoh currently serves as a director of the Greater Philadelphia Chamber of Commerce and various industry associations, including the National Defense Industry Association, where Mr. Yoh previously served as chairman.

Mr. Yoh’s executive experience at Day & Zimmermann enables him to share with the Board valuable perspectives on a variety of issues relating to management, strategic and financial planning, compensation matters and government relations.

The persons named in the enclosed proxy intend to vote properly executed proxies for the election of Messrs. Lubsen, Randle and Yoh. In the unlikely event that any nominee becomes unable or unwilling to stand for election, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

The following individuals currently serve as directors in the two other classes. Their terms will end at the Annual Meetings in 2013 and 2014, respectively.

Terms expiring in 2013

Patricia C. Barron	-	Ms. Barron, 69, has been a director of Teleflex since 1998 and currently serves as our Lead Director and as a member of the Compensation Committee. Ms. Barron retired in 2003 after serving, from 2000 to 2003, as a clinical professor at the Leonard N. Stern School of Business of New York University, where she focused on issues of corporate governance and leadership. Prior to 2003, Ms. Barron had a 28 year career in business, which included various positions with Xerox Corporation. Most recently, she was Vice President of Business Operations Support for Xerox in 1998 and President of Engineering Systems

from 1994 to 1998. Prior to joining Xerox, Ms. Barron was an associate with McKinsey and Company. Ms. Barron currently serves on the boards of Quaker Chemical Corporation, Ultralife Corporation and United Services Automobile Association. She also serves on the boards of a number of non-profit organizations, with a focus on education and health. Ms. Barron previously served as a director of Aramark Corporation from 1997 to 2007.

Ms. Barron’s business experience enables her to contribute to the Board with regard to a wide range of operational, financial and strategic planning matters. Her 14 year tenure as a Teleflex director also gives her an institutional knowledge regarding our company that is helpful to the Board in addressing strategic and governance issues.

Jeffrey A. Graves	-

Dr. Graves, 50, has been a director of Teleflex since 2007 and currently serves as chair of the Compensation Committee. Since 2005, he has been the President and Chief Executive Officer of C&D Technologies, Inc., a producer of electrical power storage systems. From 2001 to 2005 he was employed by Kemet Corporation, where he served as Chief Executive Officer from 2003 to 2005, President and Chief Operating Officer from 2002 to 2003 and Vice President of Technology and Engineering from 2001 to 2002. From 1994 to 2001, Dr. Graves was employed by General Electric Company, holding a variety of management positions in its Power Systems Division and in research and development. Prior to joining General Electric, Dr. Graves was employed by Rockwell International and Howmet Corporation, now a part of Alcoa Corporation. Dr. Graves currently serves as a director of C&D Technologies, Inc. and Hexcel Corporation.

Dr. Graves’ extensive experience in executive and management roles with companies engaged in manufacturing and development enables him to share valuable perspectives with the Board on manufacturing, engineering, operations and finance matters. In addition, Dr. Graves’ significant experience with respect to matters related to international market development, particularly in China, enables him to provide valuable insights with respect to our global marketing efforts and strategic initiatives.

James W. Zug	-

Mr. Zug, 71, has been a director of Teleflex since 2004 and currently serves as chair of the Audit Committee. Mr. Zug retired in 2000 following a 36 year career at PricewaterhouseCoopers LLP, a public accounting firm, and Coopers & Lybrand, one of its predecessors. From 1998 until his retirement, Mr. Zug was Global Leader - Global Deployment for PricewaterhouseCoopers. From 1993 to 1998, Mr. Zug was Managing Director International for Coopers & Lybrand. He also served as the audit partner for a number of public companies over his career. Mr. Zug currently serves on the boards of Amkor Technology Inc., the Brandywine Group of mutual funds and Allianz Funds. Mr. Zug served on the boards of SPS Technologies, Inc. and Stackpole Ltd. prior to the sale of both of these companies in 2003.

Mr. Zug’s extensive experience in public accounting enables him to provide helpful insights to the Board on financial matters. His background renders him especially well-qualified to lead the Audit Committee in its oversight function with respect to the integrity of our financial statements, our internal controls and other matters. In addition, Mr. Zug’s extensive international experience gained through various engagements and management positions held throughout his career enables him to provide valuable perspectives and insights regarding our international operations and our strategic initiatives with respect to emerging markets.

Terms expiring in 2014

George Babich, Jr.	-

Mr. Babich, 60, has been a director of Teleflex since 2005 and currently serves as a member of the Audit Committee. Mr. Babich retired in 2005 after serving for nine years in various executive and senior level positions at The Pep Boys – Manny Moe & Jack, an automotive retail and service chain. Most recently, Mr. Babich served as President of Pep Boys from 2004 to 2005 and as President and Chief Financial Officer from 2002 to 2004. Prior to joining Pep Boys, Mr. Babich held various financial executive positions with Morgan, Lewis & Bockius LLP, The Franklin Mint, Pepsico Inc. and Ford Motor Company. Mr. Babich is a director of Checkpoint Systems, Inc. and serves on its audit and compensation committees.

Mr. Babich’s executive and senior management experience enables him to address a wide range of perspectives on management, operations and strategic planning. In addition, his long experience as a financial executive enables him to assist the Board in addressing a variety of financial and budgeting matters and to contribute meaningfully to the Audit Committee.

William R. Cook	-

Mr. Cook, 68, has been a director of Teleflex since 1998 and currently serves as chair of the Governance Committee and as a member of the Audit Committee. Mr. Cook retired after having served, from 1999 to 2002, as President and Chief Executive Officer of Severn Trent Services, Inc., a water and waste utility company. From 1993 to 1998, Mr. Cook was the Chairman, President and Chief Executive Officer of Betz Dearborn, Inc. Mr. Cook currently serves as a director of Quaker Chemical Corporation and The Penn Mutual Life Insurance Company.

Mr. Cook’s experience as a chief executive officer enables him to address a wide range of perspectives on management, strategic and financial planning and budgeting processes, and also enables him to contribute meaningfully to the Audit Committee. His 14 year tenure as a Teleflex director also gives him an institutional knowledge regarding our company that is helpful to the Board in addressing strategic and governance issues.

Stephen K. Klasko	-

Dr. Klasko, 58, has been a director of Teleflex since 2008 and currently serves as a member of the Governance Committee. Dr. Klasko has been Dean of the College of Medicine of the University of South Florida since 2004. In addition, since 2009, Dr. Klasko has been the Chief Executive Officer of USF Health, which encompasses the University of South Florida’s colleges of medicine, nursing and public health. He was a Vice President of USF Health from 2004 to 2009. Dr. Klasko also was the Dean of the College of Medicine of Drexel University from 2000 to 2004.

Dr. Klasko’s background in medicine and business enables him to provide valuable insights with regard to our strategic and growth initiatives. His background in medicine enables him to provide a unique and practical perspective regarding the application and marketing of our medical device products, as well as trends in global healthcare markets.

Benson F. Smith	-	Mr. Smith, 64, has been a director of Teleflex since 2005 and became our Chairman, President and Chief Executive Officer in January 2011. Prior to that, Mr. Smith was the managing partner of Sales Research Group, a research and consulting organization, and also served as the Chief Executive Officer of BFS & Associates LLC, which specialized in strategic planning and venture investing. Prior to that, Mr. Smith worked for C.R. Bard, Inc., a company specializing in medical devices, for approximately 25 years, where he held various executive and senior level positions. Most recently, Mr. Smith served as President and Chief Operating Officer of C.R. Bard from 1994 to 1998. Mr. Smith currently serves as a director of Rochester Medical Corporation and Zoll Medical Corporation, and serves on the boards of a variety of academic and health-related organizations.

Mr. Smith’s extensive experience in the medical device industry and intimate knowledge of our business enables him to share meaningful perspectives regarding our operations, strategic planning and growth initiatives. In addition, his management and consulting experience enables Mr. Smith to provide a wide range of perspectives on management issues.

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, including guidelines for the determination of director independence, the operations, structure and meetings of the Board, the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.teleflex.com. Also available on the Investors page are other corporate governance documents, including the Code of Ethics, the Code of Ethics for Chief Executive Officer and Senior Financial Officers and the charters of the Audit, Compensation and Governance Committees. You may also request these documents in print form by contacting us at Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Secretary. Any amendments to, or waivers of, the codes of ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Board Independence

The Board has affirmatively determined that George Babich, Jr., Patricia C. Barron, William R. Cook, Jeffrey A. Graves, Stephen K. Klasko, Sigismundus W.W. Lubsen, Stuart A. Randle, Harold L. Yoh III and James W. Zug are independent within the meaning of the rules of the New York Stock Exchange (the “NYSE”). All of the independent directors meet the categorical standards set forth in the Corporate Governance Principles described below, which were adopted by the Board to assist it in making determinations of independence. The Board has further determined that the members of the Audit, Compensation and Governance Committees are independent within the meaning of NYSE rules, and that the members of the Audit Committee meet the additional independence requirements of the NYSE applicable to Audit Committee members.

To assist the Board in making independence determinations, the Board has adopted the following categorical standards. The Board may determine that a director is not independent notwithstanding that none of the following categorical disqualifications apply. However, if any of the following categorical disqualifications apply to a director, he or she may not be considered independent:

•

A director who is an employee of our company, or whose immediate family member is an executive officer of our company, is not independent until the expiration of three years after the end of such employment.

•

A director who receives, or an immediate family member of the director who is an executive employee of ours who receives, more than $120,000 per year in direct compensation from us, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by a director for former service as an interim Chairman or CEO during the immediately preceding three-year period, may not be considered independent until the expiration of the three years after such director or family member ceases to receive more than $120,000 per year in compensation or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•

A director who is employed by, or whose immediate family member is a current partner of a firm that is our internal or external auditor or a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice may not be considered independent.

•	A director who was, or whose immediate family member was a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during the immediately preceding three-year period may not be considered independent until the expiration of the three years after the end of employment or auditing relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on such other company’s compensation committee may not be considered independent until the expiration of three years after the end of such service or employment relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•

A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered independent until the expiration of the three years after such receipts or payments fall below such threshold or after such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

Lead Director

In 2006, the Board established the position of Lead Director. The Lead Director is an independent director of the Board whose duties and responsibilities include:

•	coordinating and developing the agenda for, and presiding over, executive sessions of the Board’s independent directors;

•

discussing with our directors any concerns our directors may have about our company and our performance, relaying those concerns, where appropriate, to the full Board, and consulting with our Chief Executive Officer regarding those concerns;

•	consulting with our senior executives as to any concerns they may have;

•	providing the Chairman of the Board with input as to the agendas for Board and Board committee meetings;

•	advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from our management to the Board;

•	interviewing, along with the Governance Committee Chair, and making recommendations to the Governance Committee and the Board concerning nominees for election to the Board; and

•

providing input to the members of the Compensation Committee regarding the Chief Executive Officer’s performance, and, along with the Compensation Committee Chair, meeting with the Chief Executive Officer to discuss the Board’s evaluation.

The Lead Director is appointed annually by the independent directors of the Board. The independent directors of the Board have the authority to modify the Lead Director’s duties and responsibilities, remove the lead director and appoint a successor. Ms. Barron currently serves as our Lead Director.

Positions of Chairman and Chief Executive Officer

The positions of Chairman and Chief Executive Officer are combined at Teleflex. We believe that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Moreover, our Chief Executive Officer is able to effectively communicate Board strategy to the other members of management and efficiently implement Board directives.

In order to provide independent oversight and input, all of the other directors on our Board are independent. Our Chief Executive Officer is not a member of our principal Board committees, and the independent directors regularly meet in executive sessions outside the presence of management and under the leadership of our Lead Director, as discussed in more detail below under “Executive Sessions of Non-Management Directors.” The activities of the Lead Director further enhance the Board’s ability to evaluate management performance and otherwise fulfill its oversight responsibilities. Our Chief Executive Officer consults with the Lead Director on the proposed agendas for Board and committee meetings in order to make sure that key issues and concerns of the Board are addressed.

Executive Sessions of Non-Management Directors

Directors who are not executive officers or otherwise employed by us or any of our subsidiaries, who we refer to as the “non-management directors,” meet regularly in accordance with a schedule adopted at the beginning of each year and on such additional occasions as a non-management director may request. Such meetings are held in executive session, without the presence of any directors who are executive officers. The Lead Director presides over such meetings.

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Secretary. These communications will be forwarded to specified individual directors, or, if applicable, to all the members of the Board as deemed appropriate. Stockholders or other interested persons may also communicate directly and confidentially with the Lead Director, the non-management directors as a group or the Chairman or other members of the Audit Committee through the Teleflex Ethics Hotline at 1-866-490-3413 or, via the Internet, at www.teleflexethicsline.com.

The Board and Board Committees

The Board held seven meetings in 2011. Each of the directors attended at least seventy-five percent of the total number of meetings of the Board and the Board committees of which the director was a member during 2011. The Board does not have a formal policy concerning attendance at our Annual Meeting of Stockholders, but encourages all directors to attend. All of the Board members, other than Ms. Barron and Mr. Cook, attended the 2011 Annual Meeting of Stockholders.

The Board has established a Governance Committee, a Compensation Committee and an Audit Committee. The Board also has established a Non-Executive Equity Awards Committee, whose sole member is Mr. Smith. The Non-Executive Equity Awards Committee has authority to grant equity awards, under specified circumstances, to employees who are not executive officers or persons reporting to Mr. Smith. See “Compensation Discussion and Analysis – 2011 Compensation – Equity Incentive Compensation – Stock Option Awards” for additional information.

Governance Committee

The Governance Committee is responsible for identifying qualified individuals to be nominees for election to the Board. In addition, the Governance Committee reviews and makes recommendations to the Board as to the size and composition of the Board and Board committees and eligibility criteria for Board and Board committee membership. The Governance Committee also is responsible for developing and recommending to the Board corporate governance principles and overseeing the evaluation of the Board and management.

The Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity, and to have business, professional, academic, government or other experience which is relevant to our business and operations. In addition, directors must be able to devote substantial time to our affairs. The charter of the Governance Committee provides that in evaluating nominees, the Governance Committee should consider the attributes set forth above. Under our Corporate Governance Principles, a director must retire from the Board at the expiration of his or her term following attainment of age 71, except in special circumstances that must be described in a resolution adopted by the Board requesting such director to defer retirement.

The Governance Committee will consider recommendations for director candidates from stockholders. Stockholders can recommend candidates for nomination by delivering or mailing written recommendations to Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Secretary. In order to enable consideration of the candidate in connection with our 2013 Annual Meeting, a stockholder must submit the following information by no later than February 3, 2013:

•	the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;

•	information about the relationship between the candidate and the recommending stockholder;

•	the consent of the candidate to serve as a director; and

•	proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned.

In considering any candidate proposed by a stockholder, the Governance Committee will reach a conclusion based on the criteria described above. The Governance Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Governance Committee. The Governance Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

The current members of the Governance Committee are Messrs. Cook, Klasko and Lubsen. Mr. Cook currently serves as chair of the Governance Committee. The Governance Committee held five meetings in 2011.

Compensation Committee

The duties and responsibilities of the Compensation Committee include, among others, the following:

•

review and recommend to the Board for approval all compensation plans in which any director or executive officer may participate and all other compensation plans in which our executives generally may participate;

•

review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and evaluate annually our Chief Executive Officer’s performance in light of those goals and objectives;

•

review and recommend to the other independent directors for approval our Chief Executive Officer’s compensation and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of our Chief Executive Officer;

•

review and approve compensation of our executive officers (other than our Chief Executive Officer), and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of any of our executive officers (other than our Chief Executive Officer);

•	establish goals for performance-based awards under incentive compensation plans (including stock compensation plans);

•

administer and grant, or recommend to the Board the grant of, stock options and other equity-based compensation awards under our stock compensation plans (the Board has delegated to its Non-Executive Equity Awards Committee, whose sole member is Mr. Smith, authority to grant equity awards under specified circumstances to employees other than executive officers and persons reporting to the Chief Executive Officer);

•	review and recommend to the other independent directors for approval all material executive perquisites for the Chief Executive Officer’s benefit;

•	review and approve all material executive perquisites for the benefit of any of our executive officers (other than the Chief Executive Officer); and

•	review succession and management development plans and policies for our Chief Executive Officer and our other senior executive officers.

The current members of the Compensation Committee are Ms. Barron and Messrs. Graves, Randle and Yoh. Mr. Graves currently serves as the chair of the Compensation Committee. The Compensation Committee held five meetings in 2011.

Audit Committee

The Audit Committee has responsibility to assist the Board in its oversight of the following matters, among others:

•	the integrity of our financial statements;

•	our internal control compliance;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications, performance and independence;

•	the performance of our internal audit function;

•	our risk management process; and

•	the funding of our defined benefit pension plan and the investment performance of plan assets.

The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the independent registered public accounting firm, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent registered public accounting firm. In addition, the Audit Committee periodically meets separately with management, our independent auditors and our own internal auditors. The Audit Committee also periodically discusses with management our policies with respect to risk assessment and risk management.

Stockholders may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Audit Committee. Stockholders can report their concerns to the Audit Committee anonymously or confidentially.

The current members of the Audit Committee are Messrs. Cook, Babich and Zug. Mr. Zug currently serves as the chair of the Audit Committee. The Audit Committee held seven meetings in 2011. The Board has determined that each of the Audit Committee members is an “audit committee financial expert” as that term is defined in SEC regulations.

Risk Oversight and Management

The Board, acting principally through the Audit Committee, is actively involved in the oversight and management of risks that could affect us. It fulfills this function largely through its oversight of our annual company-wide risk assessment process, which is designed to identify our key strategic, operational, compliance and financial risks, as well as steps to mitigate and manage each risk. The risk assessment process is conducted by our Business Ethics and Compliance Committee, or “BECC,” which is comprised of several members of Teleflex senior management. The BECC directs our compliance officers to survey and conduct interviews of several of our key business leaders, functional heads and other managers to identify and discuss the key risks of Teleflex, including the potential magnitude and likelihood of each risk. As part of this process, the senior executive responsible for managing the risk, the potential impact of the risk and management’s initiatives to manage the risk are identified and discussed. After receiving a report of the risk assessment results from the compliance officers, the BECC reviews and discusses the results with the Audit Committee. Thereafter, the Audit Committee provides the full Board with an overview of the risk assessment process, the key risks identified and measures being taken to address those risks. Due to the dynamic nature of risk, the overall status of our enterprise risks are updated periodically during the course of each year and reviewed with the Audit Committee. We believe this process facilitates the Board’s ability to fulfill its oversight responsibilities of our risks.

The Compensation Committee oversees the review and assessment of our compensation policies and practices. We use a number of approaches to mitigate excessive risk taking in designing our compensation programs, including significant weighting towards long-term incentive compensation, emphasis on qualitative goals in addition to quantitative metrics in our incentive programs and maintenance of equity ownership guidelines. We believe the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company.

Director Compensation – 2011

Directors who are not Teleflex employees receive compensation for their service as directors, which consists of an annual cash retainer, payable in equal monthly installments, annual stock option and restricted stock grants and meeting attendance fees. The chairpersons of our Audit, Compensation and Governance committees receive an additional annual cash retainer, and our Lead Director receives an additional annual restricted stock award. In addition, upon their first election or appointment to the Board, non-management directors receive a grant of an option to purchase shares of our common stock.

From May 2008 to October 2011, the amounts payable under our non-management director compensation program were as follows:

• Annual Retainer – All Non-Management Directors	$25,000

• Annual Retainer – Committee Chairs:
¡ Audit Committee Chair	$12,500
¡ Compensation Committee Chair	$7,500
¡ Governance Committee Chair	$7,500

• Annual Equity Grants – All Non-Management Directors:
¡ Restricted Stock	$50,000
¡ Stock Options	2,000 shares

• Additional Annual Equity Grant – Lead Director:
¡ Restricted Stock	$20,000

• Stock Option Grant Upon Initial Election	5,000 shares

• Meeting Fees (per meeting):
¡ Board of Directors	$2,000
¡ Committees (participation in person)	$2,000
¡ Committees (participation by phone)	$1,000

In October 2011, our Board approved changes with respect to certain components of its annual compensation, effective as of November 1, 2011. Specifically, the Board approved increases in the annual cash retainer paid to all non-management directors, the value of the annual equity awards granted to all non-management directors and the annual cash retainer paid to the Compensation Committee chair. In addition, in connection with awards of stock options, rather than awarding a specific number of shares, we now grant stock options having a specified dollar value on the date of grant (rounded to the nearest whole share). This methodology is similar to the process we have used to determine the number of shares underlying restricted stock grants. The Board approved these changes after taking into account the results of a director compensation review undertaken by Frederic W. Cook & Co., Inc., as well as after considering that there had not been an increase in Board compensation since 2008. The following table provides the amounts payable under our current director compensation program:

• Annual Retainer – All Non-Management Directors	$32,000

• Annual Retainer – Committee Chairs:
¡ Audit Committee Chair	$12,500
¡ Compensation Committee Chair	$10,000
¡ Governance Committee Chair	$7,500

• Annual Equity Grants – All Non-Management Directors:
¡ Restricted Stock	$64,800
¡ Stock Options	$43,200

• Additional Annual Equity Grant – Lead Director:
¡ Restricted Stock	$20,000

• Stock Option Grant Upon Initial Election	$86,400

• Meeting Fees (per meeting):
¡ Board of Directors	$2,000
¡ Committees (participation in person)	$2,000
¡ Committees (participation by phone)	$1,000

We provide the non-management directors with $100,000 of life insurance and $100,000 of accidental death or dismemberment coverage during their service on the Board. We do not provide any pension benefits to the non-management directors.

The table below summarizes the compensation paid to non-management directors during the fiscal year ended December 31, 2011.

Name	Fees Earned Or Paid in Cash	Stock Awards (1)	Option Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
George Babich, Jr.	$42,500	$49,456	$23,000	–	–	$114,956
Patricia C. Barron	$42,625	$69,253	$23,000	–	–	$134,878
William R. Cook	$49,250	$49,456	$23,000	–	–	$121,706
Jeffrey A. Graves	$40,458	$49,456	$23,000	–	–	$112,914
Stephen K. Klasko	$37,500	$49,456	$23,000	–	–	$109,956
Sigismundus W.W. Lubsen	$38,500	$49,456	$23,000	–	–	$110,956
Stuart A. Randle	$38,500	$49,456	$23,000	–	–	$110,956
Harold L. Yoh III	$38,500	$49,456	$23,000	–	–	$110,956
James W. Zug	$55,958	$49,456	$23,000	–	–	$128,414

(1)	The amounts shown in this column represent the aggregate grant date fair value of the restricted stock awards granted in 2011, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 12 to our 2011 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC. Each non-management director was granted 800 shares of restricted stock in April 2011, with a grant date fair value per share of $61.82. Ms. Barron received an additional 338 shares of restricted stock in June 2011, with a grant date fair value per share of $58.57, in respect of her service as Lead Director. These restricted stock awards vested six months after the date of grant.

(2)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards granted in 2011, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 12 to our 2011 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC. Each non-management director was granted stock options to purchase 2,000 shares in March 2011, with a grant date fair value per share of $11.50. All options granted to the directors are fully vested at the time of grant. As of December 31, 2011, the number of shares underlying options held by the directors listed in the table were: Mr. Babich: 17,000; Ms. Barron: 20,000; Mr. Cook 20,000; Mr. Graves: 13,000; Mr. Klasko: 11,000; Mr. Lubsen: 20,000; Mr. Randle: 9,000; Mr. Yoh: 23,000; and Mr. Zug: 19,000.

Director Stock Ownership Guidelines

We have stock ownership guidelines for our non-management directors to further align the interests of our directors with those of our stockholders. The ownership guidelines require our non-management directors to own shares of our common stock with an aggregate value equal to five times the annual cash retainer paid to our directors (exclusive of additional amounts provided to the committee chairs), which, under our current director compensation program, is equal to $160,000. Directors may not sell shares of stock underlying equity awards granted to them in respect of their service on our Board until such time as they have met the required ownership level; provided, however, that, prior to meeting the required ownership level, directors may sell shares to cover the exercise price of stock options and taxes.

As set forth in the table below, at December 31, 2011, each of our non-management directors satisfied the ownership guidelines.

Name	Stock Ownership Value at 12/31/2011(1)
George Babich, Jr.	$346,718
Patricia C. Barron	$712,981
William R. Cook	$924,744
Jeffrey A. Graves	$244,363
Stephen K. Klasko	$223,586
Sigismundus W.W. Lubsen	$587,465
Stuart A. Randle	$169,589
Harold L. Yoh III	$387,169
James W. Zug	$373,685

(1)	Stock ownership value is calculated based on the number of shares owned by the director or members of his or her immediate family residing in the same household and restricted stock held by the director, multiplied by the closing stock price of a share of our common stock on December 30, 2011, as reported by the New York Stock Exchange.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of Teleflex’s financial statements, Teleflex’s internal control over financial reporting, the performance and independence of Teleflex’s independent registered public accounting firm, the performance of the internal audit function and compliance with legal and regulatory requirements Management has primary responsibility for preparing Teleflex’s consolidated financial statements and for its financial reporting process. Management also has the responsibility to assess the effectiveness of Teleflex’s internal control over financial reporting. PricewaterhouseCoopers LLP, Teleflex’s independent registered public accounting firm, is responsible for expressing an opinion on (i) whether Teleflex’s financial statements present fairly, in all material respects, its financial position and results of operations in accordance with generally accepted accounting principles and (ii) the effectiveness of Teleflex’s internal control over financial reporting.

In this context, the Audit Committee has:

•	reviewed and discussed with management and PricewaterhouseCoopers LLP Teleflex’s audited consolidated financial statements for the fiscal year ended December 31, 2011;

•

discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board Standards, AU Section 380, “Communications with Audit Committees”; and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP regarding PricewaterhouseCoopers LLP’s independence, as required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board, and the Board has approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

JAMES W. ZUG, CHAIRMAN	GEORGE BABICH, JR.	WILLIAM R. COOK

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We refer to these executive officers as our “named executive officers.”

EXECUTIVE COMPENSATION OVERVIEW

Compensation Objectives

Our executive compensation program is designed to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. In this regard, the components of the compensation program for our executives, including the named executive officers, are intended to meet the following objectives:

•	Provide compensation that enables us to attract and retain highly-skilled executives. We refer to this objective as “competitive compensation.”

•	Create a compensation structure that in large part is based on the achievement of performance goals. We refer to this objective as “performance incentives.”

•	Provide long-term incentives to align executive and stockholder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We fashioned the components of our 2011 executive compensation program to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Bonus	Performance Incentives
Competitive Compensation

Equity Incentive Compensation	Stakeholder Incentives
Performance Incentives
Competitive Compensation
Retention Incentives

Role of Compensation Committee, Chief Executive Officer and Compensation Consultant

The Compensation Committee of our Board of Directors is responsible for the oversight of our executive compensation program. In 2011, the Compensation Committee made all decisions concerning compensation awarded to our executive officers, other than with respect to Benson F. Smith, our Chairman, Chief Executive Officer and President, and Jeffrey P. Black, our former Chairman, Chief Executive Officer and President. Determinations concerning Mr. Smith’s compensation were made by the independent members of our Board of Directors with the assistance of the Board’s independent compensation consultant, Frederic W. Cook & Co., Inc., which we refer to below as “FW Cook.” Mr. Black’s compensation in 2011 was paid in accordance with the terms of his employment agreement, dated March 26, 2009, following the determination of the other directors to pay Mr. Black an amount equivalent to the amount payable under the employment agreement in connection with a termination of employment other than for cause.

Following his appointment on January 30, 2011 as our Chairman, President and Chief Executive Officer, Mr. Smith, with the assistance of our human resources department and FW Cook, provided statistical data to the Compensation Committee to assist it in determining appropriate compensation levels for our executives. He also provided the Compensation Committee with recommendations as to components of the compensation of our executives. Mr. Smith did not make recommendations as to his own compensation. While the Compensation Committee utilizes this information, and considered Mr. Smith’s observations with regard to other executive officers, the ultimate determinations regarding executive compensation are made by the Compensation Committee. In the case of Mr. Smith, the Compensation Committee provides recommendations regarding his compensation, subject to approval by the independent directors.

As previously disclosed, in late 2009, our Committee engaged FW Cook as its independent compensation consultant. Following its engagement, FW Cook assessed compensation levels of our executive officers relative to external market rates determined in accordance with changes to our process for determining compensation that we approved for use in 2010 upon FW Cook’s recommendation. These changes were described in detail in the Compensation Discussion and Analysis included in our proxy statement for the 2011 Annual Meeting of Stockholders.

In determining competitive compensation for 2011, we initially utilized FW Cook’s assessment of compensation levels prepared in connection with our 2010 compensation determinations. We applied a 2.2 percent increase to competitive compensatory levels suggested by FW Cook’s analysis, reflecting the fact that the analysis was prepared a year earlier. However, as described below, FW Cook also provided assistance to the independent members of our Board of Directors in their determination of compensation for Benson F. Smith, who was appointed to serve as our Chairman and Chief Executive Officer on January 30, 2011. In addition, FW Cook provided assistance to our Compensation Committee in addressing a salary increase for Laurence G. Miller in connection with his assumption of duties as our Chief Administrative Officer in April 2011; Mr. Miller also continues to serve as our Executive Vice President, General Counsel and Secretary. With regard to both Mr. Smith and Mr. Miller, FW Cook provided information regarding competitive compensatory levels for similarly situated executives in the peer group companies described below and as indicated by survey data.

Determination of Compensation

Introduction

Over the past several years we have focused on becoming exclusively a medical device company through an extensive acquisition and divestiture program. Our strategy was fully implemented by the end of 2011 as a result of dispositions of our marine business and our cargo container and cargo systems businesses. Moreover, following the separation of our former chief executive officer in January 2011, Mr. Smith assumed chief executive officer duties. Our compensation decisions in 2011 reflected these developments, as described in more detail below.

Framework for Analysis of Competitive Compensation

In making our compensation determinations for 2011, we relied on work previously performed for us by FW Cook that we initially used for 2010 to assess compensation for executives serving in capacities similar to our executives. Specifically, the Compensation Committee relied on data derived from the Hewitt Executive Survey, a survey of general industry companies, and the Radford Life Sciences Survey, a survey focused on life sciences companies. The Compensation Committee determined to provide equal weighting to the two surveys because, in addition to medical device and medical supply companies, the Radford Life Sciences survey included several drug development organizations that were engaged in operations significantly different from ours. As described in more detail below, our Board and Compensation Committee also relied on additional work performed by FW Cook in 2011 to determine compensation for Mr. Smith, who became our Chairman, President and

Chief Executive Officer on January 30, 2011, and to determine the amount of an increase in compensation for Mr. Miller upon his assumption of additional duties resulting from his appointment as our Chief Administrative Officer in April 2011.

In addition to the surveys, we also relied on data relating to a peer group of companies in the medical industry. The peer group companies selected by the Compensation Committee for use with regard to 2011 compensation determinations were unchanged from 2010 and included the following:

• CareFusion Corporation	• Hologic, Inc.
• CONMED Corporation	• Integra LifeSciences Holdings Corporation
• The Cooper Companies, Inc.	• Kinetic Concepts, Inc.
• C.R. Bard, Inc.	• Merit Medical Systems, Inc.
• DENTSPLY International Inc.	• St. Jude Medical, Inc.
• Edwards Lifesciences Corporation	• STERIS Corporation
• Hill-Rom Holdings, Inc.	• Wright Medical Group, Inc.

In making compensation decisions for 2011, the Compensation Committee referenced the same peer group data as it used in 2010. The peer group data, together with the survey data described above, were the Compensation Committee’s primary sources of comparative data that it used in making compensation determinations. Because the Compensation Committee used the same data in determining competitive compensation for 2011 as it used for 2010, the Compensation Committee increased the amounts included in the survey and peer group data by 2.2 percent to address the age of the material.

We generally seek to position total compensation of our executives between the median and the 75th percentile of companies referenced in the comparative data reviewed by the Compensation Committee. However, this range is intended to serve only as a guideline in setting and adjusting our compensation programs, and, as was the case in some respects in 2010, actual amounts of compensation that we pay to our executives may be more or less than the competitive range in any given year.

Employment of Benson F. Smith

On January 30, 2011, the Board appointed Mr. Smith to serve as our Chairman, President and Chief Executive Officer. We agreed to pay Mr. Smith an annual base salary of $800,000, as well as a one-time signing bonus of $100,000. In addition, we agreed that he would participate in our 2011 annual incentive plan with a target award opportunity equal to 150 percent of his annual base salary, and also would receive an annual equity incentive grant with an equity incentive compensation opportunity equal to 250 percent of his annual base salary (comprised 65 percent of stock options and 35 percent of restricted stock). The annual equity grants will be subject to vesting terms in accordance with our equity incentive program vesting terms, as described below under “2011 Compensation – Equity Incentive Compensation.” We also agreed to enter into executive severance and change-in-control agreements with Mr. Smith. See “Potential Payments Upon Termination or Change of Control” for a description of the severance and change of control agreements. The terms of Mr. Smith’s compensation were determined by the independent members of the Board of Directors, with the assistance of FW Cook, based upon reference to survey and peer group data.

Resignation of Jeffrey P. Black

On January 30, 2011, Jeffrey P. Black resigned by mutual agreement with the Board as our Chairman, President and Chief Executive Officer and as a member of our board of directors. As described in more detail below under “Potential Payments Upon Termination or Change of Control,” we agreed to pay Mr. Black an amount equivalent to the amount payable to him under his employment agreement in connection with a termination of employment other than for cause.

Termination of Employment of John Suddarth

Following the divestiture of our marine business, and as part of our ongoing efforts to consolidate our executive management structure, we decided to eliminate the position of President, Teleflex Aerospace, Commercial and Medical OEM. Therefore, Mr. Suddarth’s employment with us was terminated in April 2011. As a result, he was no longer eligible to participate in our annual incentive plan, and he forfeited all of his unvested equity awards, including all awards made in 2011. See “Potential Payments Upon Termination or Change in Control” for information on the payments and benefits received by Mr. Suddarth in connection with the termination of his employment.

Termination of Employment of Richard A. Meier

On March 9, 2012, Richard A. Meier’s employment as Executive Vice President and Chief Financial Officer of the Company terminated. As described in more detail below under “Potential Payments Upon Termination or Change of Control,” Mr. Meier will be entitled to receive payments and benefits payable upon a termination under Section 4 of his severance agreement, subject to his execution of a general release of claims against the Company as required by his severance agreement. See “Potential Payments Upon Termination or Change in Control” for information on the payments and benefits provided for under Mr. Meier’s severance agreement.

Appointment of Thomas E. Powell

On March 9, 2012, we appointed Thomas E. Powell as Senior Vice President and Chief Financial Officer of the Company. Mr. Powell joined Teleflex in 2011 as Senior Vice President, Global Finance. In connection with his appointment as Chief Financial Officer, Mr. Powell’s annual base salary was increased from $340,000 to $390,000, his target award opportunity under our 2012 annual incentive plan was increased from forty-five percent to fifty percent of his base salary and his annual equity incentive opportunity was increased from 50 percent to 70 percent of his base salary. In addition, Mr. Powell received a promotional equity award consisting of stock options to purchase 6,127 shares of our common stock, which will vest in three equal annual installments, and 696 shares of restricted stock, which will vest in their entirety on the third anniversary of the grant date.

2011 COMPENSATION

Salaries

Base salary ranges for our executives are determined based on each executive’s position and responsibility and are typically considered annually as part of our performance review process. In addition, salary reviews may occur at other times due to events such as a promotion or other change in job responsibility.

Based on these considerations, the Compensation Committee approved salary increases of four percent for Mr. Meier and Mr. Miller, to $520,000 and $402,896, respectively. Upon Mr. Miller’s appointment, in April 2011, as our Chief Administrative Officer, in addition to his ongoing responsibilities as an Executive Vice President, General Counsel and Secretary, we further increased Mr. Miller’s salary to $450,000. In determining the amount of the increase, the Compensation Committee referenced information provided by FW Cook in March 2011. In light of the fact that Mr. Suddarth’s employment with us was not expected to continue on a long-term basis, Mr. Suddarth’s salary remained at $337,325 during 2011.

Annual Executive Incentive Compensation

General

We structured our Annual Incentive Plan somewhat differently in 2011, in order to enhance our ability to deduct all amounts awarded under the plan by providing awards that would be deemed to constitute “performance based compensation” for purposes of Section 162(m) of the Internal Revenue Code. Section 162(m) limits to $1 million the deductibility of taxable compensation received by our Chief Executive Officer and other specified executive officers, unless the compensation qualifies as “performance based compensation.” Essentially, we structured the Annual Incentive Plan to provide a maximum payout based on “Medical Segment Operating Profit,” although, as described below, the actual award opportunities generally were consistent with our practices in recent years.

Specifically, under the annual incentive plan for 2011, we set maximum awards equal to 3 percent of our 2011 Medical Segment Operating Profit for Mr. Smith and equal to 1.5 percent of our 2011 Medical Segment Operating Profit for other executive officers subject to Section 162(m). “Medical Segment Operating Profit” means our Medical Segment’s net revenues, reduced by the segment’s (a) cost of goods sold, (b) research and development expenses, (c) selling, general and administrative expenses and (d) noncontrolling interest. Unallocated corporate expenses, gain/loss on sales of businesses and assets, restructuring and impairment charges, interest income and expenses and taxes on income are excluded from the measure. In addition, the measure is adjusted to eliminate the impact of businesses acquired during the fiscal year.

However, the actual annual incentive opportunities provided to our named executive officers were not designed to provide the maximum payout described above. Instead, we planned to exercise negative discretion to reduce the awards to amounts that could not exceed a maximum of two times a specified percentage of an executive’s salary, with the actual amount to be awarded principally based upon achievement of financial metrics, with a smaller component to be based on individual performance. Therefore, as was the case in prior years, our annual incentive plan subjects a meaningful amount of an executive’s total cash compensation to the achievement of our business performance objectives as specified by the Compensation Committee.

For our named executive officers who ultimately received awards under the annual incentive plan, 80 percent of the target award opportunity is based on corporate financial performance measures, while the remaining 20 percent of the target award opportunity is based on individual performance. We have weighted the annual incentive awards largely to the financial performance measures because we believe that emphasizing financial performance encourages a unified commitment by our executives to performance that we believe directly affects stockholder value.

2011 Award Components

The Compensation Committee determined to use the same performance measures in 2011 as it used in 2010, but modified the application of these measures to exclude our former Aerospace segment and our former marine business from the measures. The exclusions reflected our expectations that we would not continue to operate these businesses for an extended period of time. We sold the marine business in March 2011 and our cargo container business and cargo systems business, the only businesses remaining in our former Aerospace segment, in December 2011. Nevertheless, because we anticipated that at least several months would pass before we could sell the cargo container and cargo systems businesses, we felt it was important to provide incentives relating to the performance of our Aerospace Segment for Mr. Suddarth, who was serving as President, Teleflex Aerospace, Commercial and Medical OEM. However, following our divestiture of the marine business, and as part of our ongoing efforts to consolidate our executive management structure, Mr. Suddarth’s position was eliminated in April 2011. In accordance with the terms of his Senior Executive Officer Severance Agreement, although Mr. Suddarth was entitled to receive certain severance payments and benefits under the agreement, he was not entitled to any payment under our annual incentive plan.

The performance measures under our annual incentive program for our other named executive officers were as follows:

•

Thirty percent of the target award was based on the amount of our corporate revenues, exclusive of the marine business and the Aerospace segment businesses, with both the target and actual amounts adjusted to eliminate the effect of foreign currency translation;

•

Thirty percent of the target award was based on the amount of our earnings per share, excluding the impact of restructuring and other special charges (including impairment charges and other one-time extraordinary charges), with both the target and actual amounts adjusted to exclude the results of our marine business and Aerospace segment. We refer to this performance measure as “EPS.”

•

Twenty percent of the target award was based on cash flow from continuing operations, adjusted to exclude cash expended in connection with any debt refinancing or other transactions affecting our capital structure, to the extent not otherwise contemplated by our annual business plan; and

•	Twenty percent of the target award was based on the achievement of individual performance objectives.

We traditionally have excluded the effect of acquisitions involving a purchase price of at least $50 million from certain of our performance measures. We had no acquisition of that size in 2011.

We use corporate revenues as a performance measure because we believe that our success going forward will, to a meaningful extent, be dependent on our ability to generate sales growth in our core operations. We excluded foreign currency translation from this performance measure because we wanted to focus on the growth of our ongoing, core business, without giving effect to currency fluctuations that can detract from the effectiveness of this measure in reflecting our “core growth,” as defined in our earnings releases and public filings.

We use EPS as a performance measure because we believe that a fundamental objective of an executive officer is to significantly increase stockholder value, and for a large, well established manufacturing enterprise such as ours, EPS is a key metric affecting share price and, thus, stockholder value. We excluded restructuring and other special charges from our calculation of EPS because such charges are not contained within our principal earnings guidance and adjusted results reported to investors and because we do not believe these items reflect upon performance of our continuing executives. For 2011, special charges included loss on extinguishment of debt, impairment charges related to investments outside of our medical device business, compensation expense attributable to Mr. Black’s severance arrangements, net of the benefit we realized as a result of the termination of Mr. Black’s equity awards upon his termination of his employment, charges associated with a product rationalization implemented in 2011 and a portion of the losses related to the write down of zero-coupon Greek bonds that we received in 2011 in settlement of trade receivables due to us as a result of our product sales to the Greek public hospital system. We excluded the marine business and Aerospace segment because they were not relevant to our core business strategy.

We use cash flow from continuing operations as a performance measure because we believe it is an important indicator of our ability to service indebtedness, make capital expenditures and provide flexibility with regard to the pursuit of other operating initiatives. We excluded the effect of certain debt financing and other transactions affecting our capital structure from this measure because these events can impair the utility of the performance measure as a reflection of management’s overall performance if they were not taken into account in establishing the cash flow target.

We include individual performance as a performance measure in order to focus our executives on their individual performance and our corporate performance outside of the financial context. Performance under this measure is determined based upon satisfaction of individual performance objectives that are established at the beginning of the relevant fiscal year. Evaluation of the satisfaction of these objectives is conducted under our annual performance review process.

With respect to each of the financial performance measures, an executive’s incentive payout could range from a minimum of 50 percent to a maximum of 200 percent of the target payout, depending on the percentage variance from the target amount of the performance measure. The percentage of target performance that would entitle a participant to a minimum or maximum payout with respect to each measure is shown in the following table (percentages are approximate).

	Percentage of Target Performance Required For
Performance Measure	Minimum Payout (50% of Target)	Maximum Payout (200% of Target)
Corporate Revenue	95%	106%
Corporate EPS	88%	114%
Corporate Cash Flow	86%	119%

Executive Incentive Compensation

The target award payable to a named executive officer for 2011 if the target financial performance-based objectives were achieved and 100 percent of the individual performance award opportunity was paid is equal to a percentage of the executive’s salary, as shown on the following table:

Name	Target Award Opportunity as a Percentage of Salary	Target Award Opportunity
Benson F. Smith	150%	$1,200,000
Richard A. Meier	80%	$413,494
Laurence G. Miller(1)	70%	$315,000
John B. Suddarth(2)	50%	$168,663

(1)	In connection with Mr. Miller’s assumption of additional responsibilities as our Chief Administrative Officer, we increased his target award opportunity as a percentage of salary from 60 percent to 70 percent.

(2)	As noted above, Mr. Suddarth’s employment with us terminated in April 2011. As a result, he no longer was entitled to participate in the annual incentive plan.

The target award opportunity for Mr. Smith represented a 50 percent increase as a percentage of salary over the opportunity provided for our former chief executive officer. As noted below, we also fixed Mr. Smith’s equity award opportunity as a percentage of salary at 250 percent, a 50 percent reduction as a percentage of salary compared to the percent of salary applicable to the former chief executive officer. We made these changes to place a greater emphasis on the achievement of annual goals and objectives, while still maintaining a significant portion of Mr. Smith’s compensation in longer-term, equity incentives.

The following table provides information for each named executive officer regarding the applicable performance measures, target awards for each performance measure and actual payments with respect to each performance measure based on actual performance in 2011:

Name	Performance Measure	Performance Measure as a Percentage of Total Target Award Opportunity		Target	Amount Achieved	Actual Award	Actual Award as a Percentage of Target Award Opportunity for the Performance Measure
B. Smith	Revenue EPS Cash Flow Individual Performance	30 30 20 20	% % % %	$1.471 billion $3.31 $211 million See below	$1.482 billion $3.31 $103 million N/A	$396,000 $360,000 $0 $288,000	110 100 0 120	% % % %
R. Meier	Revenue EPS Cash Flow Individual Performance	30 30 20 20	% % % %	$1.471 billion $3.31 $211 million See below	$1.482 billion $3.31 $103 million N/A	$136,453 $124,048 $0 $0	110 100 0 0	% % % %
L. Miller	Revenue EPS Cash Flow Individual Performance	30 30 20 20	% % % %	$1.471 billion $3.31 $211 million See below	$1.482 billion $3.31 $103 million N/A	$103,950 $94,500 $0 $75,600	110 100 0 120	% % % %

For 2011, the individual performance objectives established for Mr. Smith included development and execution of our strategic plan, achievement of certain critical objectives, which included development and execution of our organization strategy and structure in connection with our portfolio transition, implementation of certain measures to improve profitability and operational efficiencies and management development initiatives. The individual performance objectives established for each of our other named executive officers included various matters related to their specific functions, including matters relating to the development and implementation of our overall strategy and efforts related to development and execution of our organization strategy and structure in connection with our portfolio transition.

Based on the applicable levels of achievement described above, aggregate payments to the named executive officers were as follows:

Named Executive Officer	Target Award Opportunity	Payout Based on Performance Achieved (% of Target Award)	Actual Award
Benson F. Smith	$1,200,000	87%	$1,044,000
Richard A. Meier(1)	$413,494	63%	$260,501
Laurence G. Miller	$315,000	87%	$274,050

(1)	As noted above, Mr. Meier’s employment with us terminated in March 2012. Pursuant to the terms of his severance agreement, Mr. Meier is entitled to receive payment of his actual 2011 annual incentive award, subject to his execution of a general release of claims against the Company.

The actual award payments to our named executive officers are reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table.

Equity Incentive Compensation

Our equity incentive compensation program is designed to promote achievement of corporate goals, encourage the growth of stockholder value, enable participation in our long-term growth and profitability and serve as an incentive for continued employment. In setting the value of our equity incentive compensation, which equaled 150 percent to 250 percent of a named executive officer’s salary, we considered the extent to which the equity incentive compensation value would enable the total compensation paid to our executives to be within the competitive range of the median to 75th percentile of companies referenced in the comparative data that the Compensation Committee reviewed. The value of our equity compensation also reflected the contribution of each executive position to our company’s objectives, individual performance and other factors. We refer to the percentage of salary used to determine the value of our equity incentive compensation as the “equity incentive percentage.” The 2011 equity incentive percentage for each named executive officer and the dollar amount of the executive’s equity compensation opportunity were as follows:

Name	Equity Incentive Percentage	Total Equity Incentive Compensation Opportunity
Benson F. Smith	250%	$2,000,000
Richard A. Meier(1)	200%	$1,040,000
Laurence G. Miller(2)	170%	$765,100
John Suddarth(3)	150%	$505,988

(1)	Mr. Meier’s employment as Executive Vice President and Chief Financial Officer terminated in March 2012. As a result, Mr. Meier failed to meet the vesting requirements with respect to two-thirds of the stock options granted to him in 2011 and the entire restricted stock award granted to him in 2011, resulting in the forfeiture of these awards.

(2)	In connection with Mr. Miller’s assumption of additional responsibilities as our Chief Administrative Officer, we increased his equity incentive percentage from 150 percent to 170 percent.

(3)	Mr. Suddarth’s employment as President, Aerospace, Commercial and Medical OEM terminated in April 2011. As a result, Mr. Suddarth failed to meet the vesting requirements of the equity awards granted to him in 2011, resulting in the forfeiture of these awards.

Our equity incentive compensation for 2011 included stock options and restricted stock awards. We designed these components and the weighting of our equity compensation between these components to align the interests of our named executive officers to our stockholders by providing an incentive to our executives to achieve performance that should have a favorable impact on the value of our common stock.

In 2011, we continued to allocate 65 percent of the equity incentive award to stock options because we believed that stock price appreciation should be the principal determinant of the economic return received by our executives from equity compensation, and absent such appreciation, stock options would have no value. As such, we consider stock options to be performance based compensation that provides a strong alignment between return to stockholders and the compensation of executives. The remaining 35 percent of the equity award was allocated to restricted stock awards, which we granted to provide a retention incentive for our executives and an incentive to increase stockholder value.

We routinely evaluate and consider the type of awards granted under our equity incentive program and may, in the future, decide that other types of awards provide appropriate incentives to promote our goals and objectives.

Stock Option Awards

In accordance with the equity award allocation described above, we granted stock options to our named executive officers in 2011 based upon 65 percent of the total equity incentive compensation opportunity. Using a Black-Scholes methodology, we valued the stock options at $12.04 per underlying share.

As a result of these computations, the named executive officers received stock options for the respective numbers of underlying shares set forth below in the Grants of Plan-Based Awards table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” The dollar amount for option awards shown in the Summary Compensation Table generally reflects the aggregate grant date fair value of the award determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation,” which we refer to below as “ASC Topic 718.” See note 4 to the Summary Compensation Table for further information.

Except as noted below, stock options awarded under the equity incentive compensation program are granted in the first quarter of each year, effective on the third business day after we announce our financial results for the preceding year, and have an exercise price equal to the closing price of our common stock on the effective date of grant. Our options generally vest in equal annual increments on the first three anniversaries of the effective date of grant. We believe that these vesting terms, together with the restricted stock component of our equity incentive program, provide our executives with a meaningful incentive for continued employment. Our Board of Directors has delegated to Mr. Smith, as sole member of the Non-Executive Equity Awards Committee, authority to grant equity awards to employees who are not executive officers and who do not otherwise report to the Chief Executive Officer. The equity awards may be granted only in connection with commencement of employment or promotions to positions eligible to receive equity awards under guidelines previously approved by the Compensation Committee.

For additional information regarding terms of stock options granted to the named executive officers, see the footnotes accompanying the Grants of Plan-Based Awards table.

Restricted Stock Awards

In 2011, we granted restricted stock awards to our named executive officers based upon 35 percent of the total equity incentive compensation opportunity. We valued the restricted stock at $56.13 per underlying share.

As a result of these computations, the named executive officers received restricted stock awards for the respective numbers of underlying shares set forth below in the Grants of Plan-Based Awards table under the column heading, “All Other Stock Awards: Number of Shares of Stock or Units.” The dollar amount for restricted stock awards shown in the Summary Compensation Table generally reflects the aggregate grant date fair value of the award determined in accordance with ASC Topic 718. See note 3 to the Summary Compensation Table for further information.

Restricted stock awards under the equity incentive program are generally granted in the first quarter of each year, effective on the same date as the effective date of stock option grants, and vest in their entirety on the third anniversary of the date of grant. As noted above, we believe that these vesting terms, together with the stock option component of our equity incentive program, provide our executives with a meaningful incentive for continued employment. For additional information regarding restricted stock award terms, see the footnotes accompanying the Grants of Plan-Based Awards table.

Personal Benefits

We provide our named executive officers with personal benefits that we believe are appropriate as part of a competitive compensation package designed to attract and retain highly skilled executives. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers. The personal benefits provided to our named executive officers consist of a company car, life insurance coverage and, with respect to our Chief Executive Officer, personal use of our corporate aircraft for up to a maximum of 35 hours. Additional information regarding these benefits is provided in the Summary Compensation Table and the accompanying footnotes.

ONGOING AND POST-EMPLOYMENT ARRANGEMENTS

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that would encourage our executives to remain employed by us. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.

Executive Severance Arrangements

The severance agreements we have entered into with each of our named executive officers provide payments and other benefits to the named executive officer if, outside of the context of a change in control, we terminate his employment without cause or he terminates employment for “good reason.” The severance compensation for each of the named executive officers other than Mr. Smith consists of continued payment of the executive’s base salary during a “severance compensation period” that ranges from 18 to 24 months following termination, depending on the length of the executive’s employment. Mr. Smith’s severance compensation period is 24 months. In some circumstances, the executive also may receive payment of a pro rated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment terminated. In addition, the executive is entitled to receive continued health, life and accident insurance for up to the full severance compensation period, as well as certain additional benefits. We believe that these severance arrangements provide a competitive benefit that enhances our ability to retain capable executive officers. See “Potential Payments Upon Termination or Change in Control” for additional information.

Mr. Black’s employment agreement entitled him to receive continuation of his base salary, an additional amount equal to 100 percent of his base salary, health insurance and other benefits for a three-year period if we terminated his employment other than for cause or if Mr. Black were to terminate his employment for good reason (as defined in the agreement), other than in connection with a change of control (as defined in the agreement). As stated above, in connection with Mr. Black’s resignation as our Chairman, President and Chief Executive Officer in January 2011, we agreed to pay him an amount equivalent to the amount payable to him under his employment agreement in connection with a termination of employment other than for cause. See “Potential Payments Upon Termination or Change in Control” for additional information.

In addition, Messrs. Meier’s and Suddarth’s employment with us terminated in March 2012 and April, 2011, respectively. As a result, Messrs. Meier and Suddarth are entitled to receive severance compensation in accordance with the terms of their respective severance agreements. See “Potential Payments Upon Termination or Change in Control” for additional information.

Change in Control Arrangements

We have change in control agreements with each of our currently employed named executive officers, which provide for payments and other benefits to the executive if we terminate the executive’s employment for any reason other than disability or cause, or if the executive terminates employment for “good reason,” within two years following a change in control. In determining to provide a higher level of benefits to Mr. Smith than to our other named executive officers, we reviewed data provided by FW Cook regarding peer group company practices, which indicated that most peer group companies provided a higher level of benefits to their chief executive officers than to other executives. For a more detailed discussion of these arrangements, see “Potential Payments Upon Termination or Change in Control,” below. If Mr. Miller becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment received in connection with a change in control, we will make an additional tax gross-up payment to him. This payment is designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, the executive will retain the same amount as if no excise tax had been imposed. See “Tax Considerations” below for further information regarding the additional payment. Effective in 2009, we determined to no longer include the additional payment provisions in change of control agreements with persons who become executive officers. Therefore, the provisions do not apply to Mr. Smith or Mr. Meier.

We entered into the change in control arrangements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change in control. In addition, we want our executives to support a corporate transaction involving a change in control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us.

Retirement Benefits

We provide certain retirement benefits to our executive officers that also are offered to our other employees. In addition, we maintain certain supplemental plans for our executives that are intended to promote tax efficiency and replace the benefit opportunities lost due to regulatory limits on broad-based tax-qualified plans.

Defined Benefit Arrangements

Through 2008, we provided retirement benefits primarily through a combination of defined benefit and defined contribution arrangements. The defined benefits principally were provided under the Teleflex Incorporated Retirement Income Plan, or “TRIP,” which was a tax qualified defined benefit plan designed to provide benefits to all salaried employees following retirement based upon a formula relating to years of service and annual compensation. In addition, we maintained a Supplemental Executive Retirement Plan, or “SERP,” which was a non-qualified defined benefit plan designed to provide benefits for executives to the extent that their compensation could not be taken into account under the TRIP because their compensation exceeded limits imposed under the Internal Revenue Code. See the Pension Benefits – 2011 table and accompanying narrative, and “Potential Payments Upon Termination or Change in Control” for additional information.

Effective December 31, 2008, we “froze” future benefit accruals under the TRIP and the SERP. In lieu of the benefits offered under the TRIP, we amended our 401(k) Plan to provide for an enhanced company matching contribution, effective as of January 1, 2009. Specifically, participants now are eligible to receive a 100 percent matching contribution with respect to the first five percent of eligible compensation contributed by the participant. In addition, the SERP was replaced with a non-qualified defined contribution arrangement under our Deferred Compensation Plan, which is described below under “Deferred Compensation Plan.” Each of our named executive officers currently participates in the 401(k) Plan. We took these measures to eliminate uncertainty in planning for and funding defined benefit obligations, to provide a more cost-effective way of providing competitive retirement benefits to employees, and to provide a benefit that can be retained by a participant to the extent it is accrued at the time the employee ceases to be employed by Teleflex.

Messrs. Black, Miller and Suddarth accrued benefits under the TRIP and the SERP prior to December 31, 2008.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan, which is a non-qualified plan under which executives may defer certain amounts of their annual and long-term incentive compensation. Salary deferral elections are made annually by eligible executives in respect of salary amounts to be earned in the following year. In addition, participants receive our matching contribution of up to 3 percent of their annual cash compensation with respect to amounts deferred by the participants into the Deferred Compensation Plan. Participants may direct the investment of deferred amounts into a fixed interest fund or one or more notional funds, including a notional Teleflex stock fund.

In connection with the termination of the SERP, we amended our Deferred Compensation Plan, effective January 1, 2009, to add additional company contributions in lieu of future benefit accruals under the SERP. These non-elective company contributions are made to each participant’s account and are equal to five percent of the participant’s annual cash compensation, less the maximum matching contribution the participant was eligible to receive under our 401(k) Plan.

Each of our currently employed named executive officers participates in the Deferred Compensation Plan. See the “Non-qualified Deferred Compensation – 2011” table for additional information.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other executives named in the Summary Compensation Table, unless certain conditions are met. To the extent feasible, we structure executive compensation to preserve deductibility for federal income tax purposes. In this regard, our stock compensation plans are designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options. Moreover, our Executive Incentive Plan, under which our annual incentive program is established, is designed to facilitate the deductibility of the annual bonus awards under Section 162(m). Nevertheless, we retain the discretion to authorize compensation that may not be deductible, and it is possible that some portion of compensation paid to our executives in future years will be non-deductible, particularly if a change in control occurs. The compensation paid to Mr. Smith in 2011 did not exceed the deductible limit.

As noted above, under our change in control arrangements, we will make an additional payment to Mr. Miller if payments to him resulting from a change in control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. It is possible that a change in control could result in our making additional payments to Mr. Miller. As noted above, we no longer provide for these payments in change of control agreements with persons who become executive officers.

STOCK OWNERSHIP GUIDELINES

In February 2008, our Board established stock ownership guidelines for our named executive officers and other executives to further align the interests of management with those of our stockholders and to further encourage long-term performance. The ownership guidelines are expressed in terms of the stock ownership value, including value attributable to shares in our 401(k) plan, restricted stock and a portion of stock options held by the executive (described below), as a multiple of that executive’s base salary, as follows:

Position	Required Stock Ownership Value (as a multiple of base salary)
Chief Executive Officer	5 x base salary
Other Executive Officers	2 x base salary

Executives who are subject to the ownership guidelines have until the later of February 2013 or five years after the date of their appointment or promotion as an executive officer to satisfy the required stock ownership value. The guidelines applicable to each of our currently employed named executive officers at December 31, 2011, and the named executive officer’s progress towards achieving the required stock ownership value, are shown on the following table:

Name	Applicable Base Salary(1)	Required Stock Ownership Value(2)	Stock Ownership Value at 12/31/2011(3)
Benson F. Smith	$800,000	$4,000,000	$1,841,000
Richard A. Meier	$520,000	$1,040,000	$2,736,000
Laurence G. Miller	$450,000	$900,000	$2,675,000

(1)	Applicable base salary refers to the base salaries in effect on December 31, 2011.

(2)	Mr. Smith has until January 2016 to meet his stock ownership value requirement.

(3)	Stock ownership value is calculated based on the number of shares owned by the executive officer or members of his immediate family residing in the same household, shares held for the executive officer’s account in our 401(k) plan and restricted stock held by the executive officer, multiplied by the closing stock price of a share of our common stock on December 30, 2011, as reported by the New York Stock Exchange. In addition, stock ownership value includes one-half of the aggregate amount by which shares underlying vested, “in-the-money” stock options held by the executive, multiplied by the closing stock price of a share of our common stock December 30, 2011, exceeds the aggregate exercise price of those options.

2011 STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2011 annual meeting, our stockholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed under the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2011 annual meeting. The stockholder vote in favor of named executive officer compensation totaled approximately 74.4 percent of all votes cast, including abstentions. We considered the results of the advisory vote and determined that, in light of this favorable vote of our stockholders, no specific action need be taken in response to the vote.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference, in our Annual Report on Form 10-K for the year ended December 31, 2011.

JEFFREY A. GRAVES, CHAIRMAN

PATRICIA C. BARRON	STUART A. RANDLE	HAROLD L. YOH III

SUMMARY COMPENSATION TABLE – 2011

The following table sets forth compensation information with respect to the Company’s current and former Chief Executive Officers, current Chief Financial Officer and each other person who was an executive officer during 2011. These individuals are referred to in this Proxy Statement as the “named executive officers.”

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Benson F. Smith(8) Chairman, President and Chief Executive Officer	2011	$738,462	$100,000	$670,477	$1,241,690	$1,044,000	–	$292,973	$4,087,602

Richard A. Meier(9) Former Executive Vice President and Chief Financial Officer	2011 2010	$516,868 $500,000	– $120,000	$348,652 $574,302	$645,679 $1,194,519	$260,501 $252,000	– –	$202,046 $243,060	$1,973,746 $2,883,881

Laurence G. Miller Executive Vice President, Chief Admin Officer, General Counsel and Secretary	2011 2010 2009	$431,268 $387,400 $372,500	– $92,976 $58,110	$384,736 $219,831 $176,588	$477,199 $458,021 $314,603	$274,050 $146,437 $317,370	$31,140 $13,152 $7,091	$79,462 $68,155 $77,091	$1,677,855 $1,385,972 $1,323,353

Jeffrey P. Black(10) Former Chairman, President and Chief Executive Officer	2011 2010 2009	$114,231 $900,000 $900,000	– – $180,000	– $1,021,505 $845,036	– $2,128,108 $1,505,592	– $567,000 $1,278,000	$100,442 $38,064 $20,976	$1,753,238 $167,367 $272,882	$1,967,911 $4,822,044 $5,002,486

John B. Suddarth(11) Former President – Commercial, Aerospace and Medical OEM	2011 2010 2009	$103,792 $337,325 $327,500	– $42,166 $90,000	$169,622 $191,440 $153,760	$314,146 $398,811 $273,939	– $244,746 –	$34,852 $13,366 $6,802	$258,123 $31,745 $13,252	$880,535 $1,259,599 $865,253

(1)	Messrs. Smith, Meier, Miller, Black and Suddarth deferred $20,308, $25,843, $213,445, $6,923 and $3,114, respectively, of their 2011 salary into a deferral account under our Deferred Compensation Plan. See “Non-Qualified Deferred Compensation – 2011” for additional information.

(2)	The amount shown in this column with respect to Mr. Smith represents the signing bonus paid to him in connection with his appointment as our Chairman, President and Chief Executive Officer in January 2011.

(3)	The amounts shown in this column represent the aggregate grant date fair value of the restricted stock awards granted in 2011, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating these values may be found in Notes 1 and 12 to our 2011 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC. Upon termination of Mr. Suddarth’s employment, he forfeited all of his 2011 restricted stock awards and his other unvested restricted stock. Upon termination of Mr. Meier’s employment, he forfeited all of his 2011 restricted stock awards and all other unvested restricted stock awards previously granted to him. See the Grants of Plan-Based Awards – 2011 table for additional details.

(4)

The amounts shown in this column represent the aggregate grant date fair value of the stock option awards granted in 2011, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Notes 1 and 12 to our 2011 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC. Upon termination of Mr. Suddarth’s employment, he forfeited all of his stock option awards granted in 2011 and all of his other unvested stock options. Upon termination of Mr. Meier’s employment, he forfeited his stock option awards granted in 2011 with regard to two-thirds of the shares underlying the option awards and the unvested portion of stock options previously granted to him. See the Grants of Plan-Based Awards – 2011 table for additional details.

(5)	The amounts shown in this column represent the amounts paid to the named executive officers under the Company’s 2011 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2011 Compensation,” for additional information regarding the annual incentive awards. Mr. Meier elected to defer $65,125 of his 2011 non-equity incentive plan compensation into a deferred account under our Deferred Compensation Plan. See “Non-Qualified Deferred Compensation – 2011” for additional information.

(6)	The amounts shown in this column with respect to Messrs. Miller, Black and Suddarth represent the change in actuarial present value of the accumulated benefit under the Teleflex Incorporated Retirement Income Plan. See the Pension Benefits – 2011 table and accompanying narrative for additional information, including the present value assumptions used in this calculation.

(7)	The amounts shown in this column consist of the components set forth in the table below, which include the matching contributions we provide to each named executive officer’s 401(k) plan contributions, the non-elective and matching contributions we provide to each named executive officer’s deferred compensation account under our Deferred Compensation Plan, the dollar value of life insurance premiums that we paid for the benefit of each named executive officer, severance compensation paid or payable with respect to the two named executive officers whose employment with us terminated in 2011 and perquisites. The amounts set forth below with respect to the costs we incurred to provide the named executives officers with a company car are calculated based upon the lease and insurance costs incurred by the Company with respect to the vehicle used by the named executive officer, as well as any fuel and maintenance costs reimbursed by the Company to the named executive officer. The amount set forth below with respect to the costs incurred by the Company to provide Messrs. Smith and Black with personal use of the Company aircraft is calculated based upon the actual incremental cost to the Company to operate the aircraft, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs.

Name	401(k) Contributions	Deferred Compensation Contributions	Life Insurance Premiums	Severance Compensation	Perquisites(a)
Mr. Smith	$12,250	$43,442	$3,420	–	$233,861
Mr. Meier	$12,250	$58,859	$2,313	–	$128,624
Mr. Miller	$12,250	$34,355	$2,313	–	$30,544
Mr. Black	$3,462	$2,077	–	$1,725,000	$22,699
Mr. Suddarth	$12,250	$10,399	$1,713	$233,761	–

(a)	The amount shown with respect to (i) Mr. Smith includes $121,451 in costs we incurred in connection with his relocation, $57,943 in incremental costs we incurred to provide Mr. Smith with personal use of our aircraft and $54,467 in incremental costs we incurred to provide Mr. Smith with use of a company car; (ii) Mr. Meier includes $98,170 in costs we incurred in connection with his relocation and $30,454 in incremental costs we incurred to provide Mr. Meier with use of a company car; and (iii) Mr. Black includes $13,691 in incremental costs we incurred to provide him with personal use of our aircraft and $9,008 in incremental costs we incurred to provide Mr. Black with use of a company car. The amount shown for Mr. Miller represents the incremental costs we incurred to provide him with use of a company car.

(8)	Mr. Smith joined the Company in January 2011.

(9)	Mr. Meier’s employment with the Company terminated on March 9, 2012.

(10)	Mr. Black resigned as our Chairman, President and Chief Executive Officer by mutual agreement with the Company’s Board of Directors on January 30, 2011.

(11)	Mr. Suddarth’s employment with the Company terminated in April 2011.

GRANTS OF PLAN-BASED AWARDS – 2011

The following table sets forth information regarding our grants of plan based awards to the named executive officers during the fiscal year ended December 31, 2011. Mr. Black resigned as our Chairman, President and Chief Executive Officer in January 2011 and, therefore, did not receive any plan based awards in 2011. Mr. Suddarth forfeited all of his 2011 plan–based awards upon termination of his employment in April 2011.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold	Target	Maximum
Benson F. Smith	3/1/2011 3/1/2011 2/23/2011	2/23/2011 2/23/2011 2/23/2011	– – $600,000	– – $1,200,000	– – $2,400,000	– 12,471 –	107,973 – –	$57.78 – –	$1,241,690 $670,477 –

Richard A. Meier(6)	3/1/2011 3/1/2011 2/22/2011	2/22/2011 2/22/2011 2/22/2011	– – $206,747	– – $413,494	– – $826,988	– 6,485	56,146 –	$57.78 –	$645,679 $348,652

Laurence G. Miller(7)	4/29/2011 4/29/2011 3/1/2011 3/1/2011 2/22/2011	4/26/2010 4/26/2010 2/22/2011 2/22/2011 2/22/2011	– – – – $157,500	– – – – $315,000	– – – – $630,000	– 3,088 – 3,768 –	8,605 – 32,627 – –	$63.01 – $57.78 – –	$101,988 $182,158 $375,211 $202,579 –

Jeffrey P. Black	–	–	–	–	–	–	–	–	–

John B. Suddarth(8)	3/1/2011 3/1/2011 2/22/2011	2/22/2011 2/22/2011 2/22/2011	– – $84,332	– – $168,663	– – $337,326	– 3,155 –	27,317 – –	$57.78 – –	$314,146 $169,622 –

(1)	Represents the threshold, target and maximum payments the named executive officer was eligible to receive based upon achievement of the metrics under our 2011 annual incentive program. The amounts actually paid to each named executive officer under this award are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2011 Compensation,” for additional information regarding the annual incentive awards.

(2)	The amounts shown in this column reflect the number of shares of restricted stock awarded to each named executive officer under our 2008 Stock Incentive Plan. All of the shares of restricted stock granted to the named executive officers will vest on the third anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2011 Compensation,” for additional information regarding the stock option awards.

(3)	The amounts shown in this column reflect the number of shares of our common stock underlying options granted to each named executive officer under our 2008 Stock Incentive Plan. The options vest in three equal annual installments beginning on the first anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2011 Compensation,” for additional information regarding the stock option awards.

(4)	Stock options awarded under our 2008 Stock Compensation plan have an exercise price equal to the closing price of our common stock on the date of grant.

(5)	The amounts shown in this column represent the aggregate grant date fair value of the stock and option awards granted in 2011, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Notes 1 and 12 to our 2011 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC.

(6)	Mr. Meier’s employment as our Executive Vice President and Chief Financial Officer terminated on March 9, 2012. As a result, he failed to meet the vesting requirements with respect to, and forfeited, 37,431 shares underlying his option awards and all of his restricted stock awards granted to him in 2011.

(7)	Mr. Miller received an additional stock option grant on April 29, 2011 in connection with his assumption of additional duties as our Chief Administrative officer.

(8)	Mr. Suddarth’s employment as our President – Commercial, Aerospace and Medical OEM terminated in April 2011. As a result, Mr. Suddarth failed to meet the vesting requirements of the option and restricted stock awards granted to him in 2011, resulting in the forfeiture of these awards, and was no longer eligible to receive payments under our 2011 annual incentive program.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2011

The following table sets forth information with respect to the outstanding stock options and unvested restricted stock held by each named executive officer, other than Messrs. Black and Suddarth, on December 31, 2011. Messrs. Black’s and Suddarth’s employment with us terminated in January 2011 and April 2011, respectively. As a result, all of their unvested options and restricted stock awards were forfeited upon their termination, and all vested options that remained unexercised within 90 days after their termination were cancelled.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Name	Grant Date	Exercisable	Unexercisable(1)
Benson F. Smith	3/1/2011 3/1/2011 3/1/2010 3/2/2009 3/4/2008 2/27/2007 2/22/2006 4/29/2005	– – 2,000 2,000 2,000 2,000 2,000 5,000	107,973 – – – – – – –	$57.78 – $61.34 $46.12 $56.25 $67.25 $64.25 $53.00	3/1/2021 – 3/1/2020 3/2/2019 3/4/2018 2/27/2017 2/22/2016 4/29/2015	– 12,471 – – – – – –	– $764,348 – – – – – –

Richard A. Meier(4)	3/1/2011 3/1/2011 3/1/2010 3/1/2010 1/14/2010 1/14/2010	– – 21,325 – 11,277 –	56,146 – 42,651 – 22,556 –	$57.78 – $61.34 $59.81 –	3/1/2021 – 3/1/2020 1/14/2020 –	– 6,485 – 6,636 – 3,511	– $397,466 – $406,720 – $215,189

Laurence G. Miller	4/29/2011 4/29/2011 3/1/2011 3/1/2011 3/1/2010 3/1/2010 3/2/2009 3/2/2009 3/4/2008 2/26/2007 2/21/2006 3/7/2005 11/8/2004	– – – – 12,392 – 21,286 – 25,613 13,233 14,935 14,500 25,000	8,605 – 32,627 – 24,785 – 10,643 – – – – – –	$63.01 – $57.78 – $61.34 – $46.12 – $56.25 $68.25 $64.00 $52.50 $47.50	4/29/2021 – 3/1/2021 – 3/1/2020 – 3/2/2019 – 3/4/2018 2/26/2017 2/21/2016 2/7/2015 11/8/2014	– 3,088 – 3,768 – 3,856 – 4,123 – – – – –	– $189,264 – $230,941 – $236,334 – $252,699 – – – – –

Jeffrey P. Black	–	–	–	–	–	–	–

John B. Suddarth	–	–	–	–	–	–	–

(1)	The stock options granted to Mr. Smith in 2011 vest in three equal annual installments beginning on the first anniversary of the grant date. The stock options granted to Mr. Smith prior to 2011 were granted to him in respect of his service as a non-employee director and were fully vested at the time of grant, with the exception of the stock options granted on April 29, 2005, which fully vested on October 29, 2005. Stock options granted to Messrs. Meier and Miller vest in three equal annual increments beginning on the first anniversary of the date of grant.

(2)	All restricted stock awards vest 100% on the third anniversary of the grant date.

(3)	The amounts set forth in this column represent the market value of the unvested shares of restricted stock held by the named executive officer using a market price of $61.29 per share, which was the closing price of our common stock on December 30, 2011, as reported by the New York Stock Exchange.

(4)	Mr. Meier’s employment with us terminated on March 9, 2012. As a result, he forfeited 37,431 shares underlying options granted to him on March 1, 2011, 30,933 shares underlying options granted to him on March 1, 2010, 1,671 shares underlying options granted to him on January 14, 2010 and all restricted stock that had not vested.

OPTION EXERCISES AND STOCK VESTED TABLE – 2011

The following table sets forth information regarding the number of shares acquired on the exercise of stock options by, and the vesting of restricted stock held by, the named executive officers during the fiscal year ended December 31, 2011.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Benson F. Smith	–	–	–	–
Richard A. Meier	–	–	–	–
Laurence G. Miller	–	–	3,438	$203,186
Jeffrey P. Black(3)	421,319	$4,501,029	–	–
John B. Suddarth(3)	63,021	$642,402	3,022	$178,600

(1)	The value realized is equal to the difference between the market price per share of the shares acquired on the date of exercise (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the date of exercise) and the exercise price, multiplied by the number of shares underlying the options.

(2)	The value realized is equal to the market price per share on the vesting date multiplied by the number of restricted shares that vested. All of the shares of restricted stock included in the table with respect to Messrs. Miller and Suddarth vested on March 4, 2011 and had a market price per share of $59.10, which was the closing price of our common stock on the vesting date, as reported by the New York Stock Exchange.

(3)	Messrs. Black’s and Suddarth’s option exercises occurred after their employment with us terminated.

PENSION BENEFITS – 2011

We have sponsored the Teleflex Incorporated Retirement Income Plan (“TRIP”), a qualified defined benefit pension plan. Effective January 1, 2006, the TRIP was closed to new employees, and, effective January 1, 2009, no further benefits could be accrued under the TRIP.

Under the TRIP, a participant accumulated units of annual pension benefit for each year of service. With respect to the years of service applicable to the named executive officers, a participant’s unit was equal to 1.375% of his or her prior year’s annual plan compensation not in excess of social security covered compensation, plus 2.0% of such compensation in excess of the social security covered compensation. The annual plan compensation taken into account under this formula included base salary and annual incentive award payments.

Participants in the TRIP generally vested in their plan benefits after completing five years of qualifying service or, if earlier, upon reaching normal retirement age, which, for purposes of the TRIP, is age 65. In addition to the normal retirement benefit, the TRIP provides reduced benefits upon early retirement, which may occur after a participant has reached age 60 and has completed 10 years of qualifying service. The TRIP also provides limited benefits upon termination due to disability.

All of our named executive officers, other than Messrs. Smith and Meier, participate in the TRIP and have vested in their plan benefits. Messrs. Smith and Meier have not participated in the TRIP because their employment commenced after the date on which the TRIP was closed to new participants. The table below shows, as of December 31, 2011, the number of years of service credited under the TRIP to each named executive officer that has participated in those plans and the present value of accumulated benefits payable to each such named executive officer under such plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Jeffrey P. Black	TRIP	14.5	$349,879	–
Laurence G. Miller	TRIP	4.0	$129,809	–
John B. Suddarth	TRIP	4.0	$124,228	–

(1)	The accumulated benefit is based on service and earnings for the period through December 31, 2008, after which no further benefits could be accrued. The present value has been calculated assuming the named executive officers will commence receipt of benefits at age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions described in note 14 to the audited financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC. As described in that note, the interest assumption is 4.25%. The mortality assumption is based on the RP-2000 Generational Mortality Table.

NONQUALIFIED DEFERRED COMPENSATION – 2011

We maintain our Deferred Compensation Plan, under which executives, including the named executive officers, may defer up to 100% of their cash compensation (salary, annual incentive awards and, if applicable, long-term cash incentive awards). Participants also may defer awards of restricted stock or restricted stock units. Salary and restricted stock deferral elections are made by eligible executives in December of each year in respect of salary to be earned and restricted stock awards to be granted in the following year. With respect to deferral elections for annual incentive and long-term cash incentive awards, the election must be made no later than six months prior to the end of the performance period applicable to such award. Participants in our Deferred Compensation Plan may direct the investment of deferred cash amounts into a fixed interest fund or one or more notional funds, and the value of the participants’ investments will increase or decrease based on the applicable fixed income rate or performance of the underlying securities.

The following table shows the funds available under the Deferred Compensation Plan and their respective annual rate of return for the calendar year ended December 31, 2011. Account balances in the Teleflex stock fund must remain in that fund and cannot be transferred to any other investment option. Additionally, distributions of balances invested in the Teleflex stock fund are made in the form of shares of Teleflex stock; distributions from other funds are payable in cash.

Name of Fund	Rate of Return
Fixed Income Returns	2.81%
Vanguard 500 Index	1.97%
Vanguard Mid-Cap Index	-2.11%
Vanguard Small-Cap Index	-2.80%
Teleflex Stock Fund	16.44%

A participant may elect to receive payment of deferred amounts, either in a lump-sum or in annual installments over a period of five or ten years, commencing upon separation from service, on a fixed date following separation from service or on an alternative date selected by the participant. Changes in the time or form of payment may be made in compliance with advance notice requirements under the plan, provided that the commencement of the revised payment schedule must be deferred by at least five years from the original commencement date.

In 2009, we replaced the defined benefit arrangement offered under our former non-qualified defined benefit supplemental retirement plan, or SERP, with a non-qualified defined contribution arrangement under our Deferred Compensation Plan. Under this arrangement, non-elective company contributions are made to each participant’s account under the Deferred Compensation Plan in an amount equal to 5% of the participant’s annual cash compensation, less the maximum matching contribution the participant was eligible to receive under our 401(k) Plan. A participant will become vested in the additional contribution once the participant has completed five years of service or, if earlier, upon reaching age 65, death or total disability. In addition, participants have an opportunity to receive a matching contribution of up to 3% of their annual cash compensation with respect to cash amounts deferred by the participant into the Deferred Compensation Plan. A participant will become vested in the matching contributions once the participant has completed two years of service or, if earlier, upon reaching age 65, death or total disability.

As previously disclosed, in connection with the transition to the defined contribution arrangement provided under the Deferred Compensation Plan, we contributed an amount equal to the present value of each active participant’s account in the SERP at December 31, 2008. A participant will become vested in the SERP amount after the participant has been credited with five years of continuous service, determined in accordance with the TRIP or, if earlier, upon reaching age 65. See “Pension Benefits – 2011” above for information regarding years of credited service under the TRIP. We did not provide any additional contributions with respect to these amounts.

The following table sets forth information for the fiscal year ended December 31, 2011 regarding contributions, earnings and balances under our deferred compensation plan for each named executive officer:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End(2)
Benson F. Smith	$20,308	$43,442	$780	–	$64,530
Richard A. Meier	$100,243	$58,859	–	–	$202,644
Laurence G. Miller	$213,445	$34,355	$37,518	–	$1,445,195
Jeffrey P. Black	$6,923	$2,077	$21,186	–	$735,400
John B. Suddarth	$3,114	$10,399	$2,825	–	$101,376

(1)	The amounts set forth in this column consist of non-elective and matching contributions made to each named executive officer’s account under our Deferred Compensation Plan. Non-elective contributions were made for Messrs. Smith, Meier, Miller and Suddarth in the amounts of $23,134, $32,193, $21,367 and $7,285, respectively. Matching contributions made for Messrs. Smith, Meier, Miller, Black and Suddarth were $20,308, $26,666, $12,988, $2,077 and $3,114, respectively. The amounts set forth in this column are included in the Summary Compensation Table in the “All Other Compensation” column for 2011.

(2)	The amounts set forth in this column with respect to Messrs. Miller and Black include $46,019 and $343,181, respectively, representing the present value of each named executive officer’s account in the SERP at December 31, 2008, which was contributed to each named executive officer’s account under our Deferred Compensation Plan in connection with the freeze of the SERP. The following amounts were reported in the Summary Compensation Table for 2008 through 2010: Mr. Meier, $22,917; Mr. Miller, $111,095; Mr. Black, $560,485; Mr. Suddarth, $38,994.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination, including termination in connection with a change of control, assuming the termination event occurred on December 31, 2011 (except as otherwise noted). The information in this section does not include information relating to the following:

•	distributions under our deferred compensation plan. See “Nonqualified Deferred Compensation – 2011” for information regarding this plan;

•	distributions under the TRIP. See “Pension Benefits – 2011” for information regarding the TRIP;

•	restricted shares and shares underlying options that vested prior to the termination event. See the “Outstanding Equity Awards at Fiscal Year-End – 2011” table;

•	short-term incentive payments that would not be increased due to the termination event;

•	benefits that would be provided upon death or disability under supplemental life and/or disability insurance policies that we maintain for the benefit of our named executive officers; and

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) plan.

Employment and Severance Arrangements

Executive Officer Severance Agreements

We have entered into agreements with each of our executive officers that provide for specified severance compensation and benefits in the event we terminate their employment without cause or if the executive terminates employment for good reason, other than in connection with a change of control. The severance compensation consists of the following:

•	continued payment of the executive’s base salary for a period of 24 months with respect to Mr. Smith and for a period of 18 months with respect to our other executives (the “Severance Period”);

•	in some circumstances, the payment of a pro rated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment was terminated;

•

continued health, life and accident insurance, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect, until the end of the Severance Period or until the executive is eligible for such benefits in connection with future employment, whichever occurs first; at our option, we may choose to provide to the executive a monthly cash payment equal to the executive’s after-tax cost to obtain comparable health insurance coverage from commercial sources, subject to the executive bearing a portion of the cost in accordance with our policy then in effect for employee cost sharing;

•

if the executive was provided with the use of an automobile or cash allowance for an automobile, payment during the Severance Period of a cash allowance equal to the amount it would cost the executive to lease the vehicle utilized by the executive at the time of his or her termination; and

•	reimbursement for executive outplacement services in an amount up to $20,000.

The Severance Period with respect to executives other than Mr. Smith is subject to increase by one month for each year of full-time employment by the executive, up to an additional six months.

On January 30, 2011, Jeffrey P. Black resigned by mutual agreement with our Board as our Chairman, President and Chief Executive Officer and as a member of our Board. In connection with his resignation, we agreed to pay Mr. Black an amount equivalent to the amount payable to him under his employment agreement in connection with a termination of employment other than for cause, pursuant to which he is entitled to receive the following payments and benefits:

•	continued payment of his base salary for a period of 36 months after his date of termination;

•	payment of an additional amount in each of the first three years immediately following the date of termination equal to 100% of his base salary;

•

reimbursement for a period of 36 months after the date of termination for costs incurred by Mr. Black to maintain health insurance coverage at a level comparable to the coverage he last elected for himself, his spouse and dependents under our health care plan, exclusive of costs that would have been borne by Mr. Black in accordance with our applicable policy then in effect for employee participation in premiums; and

•

for up to 36 months after the termination date, we will maintain, and reimburse Mr. Black for any premiums he is required to pay in order to maintain, life and accident insurance for his benefit at levels comparable to those last elected by Mr. Black under our life and accident insurance plan, exclusive of costs that would have been borne by Mr. Black in accordance with our applicable policy then in effect for employee participation in premiums.

The following table sets forth the potential post-termination payments and benefits Messrs. Smith, Meier and Miller would be entitled to receive under the agreements described above, assuming the triggering event under the agreements occurred on December 31, 2011. With respect to Messrs. Black and Suddarth, the amounts included in the table reflect the actual payments paid or payable to under his agreement as a result of their terminations of employment in January 2011 and April 2011, respectively. With respect to Mr. Meier, the actual payments paid or payable under his agreement as a result of his termination as Executive Vice President and Chief Executive Officer do not differ materially from the amounts set forth in the table.

Name	Base Salary(1)	Bonus Payments(2)	Health Benefits(3)	Life and Accident Insurance(4)	Auto- mobile(5)	Executive Outplacement(6)	Total
B. Smith	$1,600,000	$1,044,000	$26,640	$7,462	$43,368	$20,000	$2,741,470
R. Meier(7)	$866,667	$260,501	$22,200	$3,855	$25,380	$20,000	$1,198,603
L. Miller	$862,500	$274,050	$25,530	$4,433	$34,477	$20,000	$1,220,990
J. Black(8)	$2,700,000	$2,700,000	$39,960	$4,950	–	–	$5,444,910
J. Suddarth(9)	$618,429	–	$24,420	$3,141	–	–	$645,990

(1)	The amounts set forth in this column with respect to Messrs. Smith, Meier and Miller reflect the severance pay the named executive officers would be entitled to receive based upon salaries in effect as of December 31, 2011, and, with respect to (a) Mr. Miller, assumes that the severance pay will be provided for a period of 23 months, and (b) Mr. Meier, assumes that the severance pay will be provided for a period of 20 months, which, in each case, is the period during which severance pay would be provided if they were terminated at December 31, 2011.

(2)	The amounts set forth in this column reflect the actual cash incentive award each executive received for 2011, as reflected in the Summary Compensation Table.

(3)	The amounts set forth in this column, other than with respect to Messrs. Black and Suddarth, have been calculated based upon the health coverage rates in effect as of December 31, 2011, and, with respect to (a) Mr. Miller, assumes that coverage will be provided for a period of 23 months and (b) Mr. Meier, assumes that coverage will be provided for a period of 20 months, which, in each case, is the period during which health coverage would be provided if they were terminated at December 31, 2011. The amounts set forth in this column with respect to Messrs. Black and Suddarth have been calculated based upon the health coverage rates in effect at the time of their termination of employment in January 2011 and April 2011, respectively.

(4)	The amounts set forth in this column, other than with respect to Messrs. Black and Suddarth, have been calculated based upon the life and accident insurance rates in effect as of December 31, 2011, and, with respect to (a) Mr. Miller, assumes that the insurance will be provided for a period of 23 months and (b) Mr. Meier, assumes that the insurance will be provided for a period of 20 months, which, in each case, is the period during which life and accident insurance would be provided if they were terminated at December 31, 2011. The amounts set forth in this column with respect to Messrs. Black and Suddarth have been calculated based upon life and accident insurance rates in effect at the time of their termination of employment in January 2011 and April 2011, respectively.

(5)	The amounts set forth in this column with respect to Messrs. Smith, Meier and Miller have been calculated based upon three year, closed-end lease rates for vehicles comparable to those used by Messrs. Smith, Meier and Miller, and (a) with respect to Mr. Miller, assumes that the vehicle allowance will be provided for 23 months and (b) Mr. Meier, assumes that the vehicle allowance will be provided for 20 months, which, in each case, is the period during which the allowance would be provided if they were terminated at December 31, 2011.

(6)	The amounts set forth in this column represent the maximum payment the named executive officer would be entitled to receive for outplacement services under the agreement.

(7)	Mr. Meier’s employment with us terminated on March 9, 2012. As a result, he will be entitled to receive payments and benefits payable upon a termination under Section 4 of his severance agreement, subject to his execution of a general release of claims against the Company as required by his severance agreement.

(8)	The amounts included in the table for Mr. Black represent the actual amounts paid or payable to him following his termination of employment in January 2011.

(9)	The amounts included in the table for Mr. Suddarth represent the actual amounts paid or payable to him following his termination of employment in April 2011.

Change-of-Control Arrangements

Under the terms of the change in control agreements we entered into with Messrs. Smith, Meier and Miller, in the event that a Change in Control (as defined in the agreements) occurs during the term of the agreement, and the executive’s employment is terminated within two years after the Change in Control either by the executive for “good reason” (as defined in the agreement) or by us for any reason other than “disability” or “cause” (each as defined in the agreements), then the executive will be entitled to receive the following severance compensation:

•	if no amount has been awarded to the executive under any plan providing for payment of a cash bonus, the executive will receive a bonus payment equal to the target award under such plan;

•

the executive’s target bonus under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated, pro rated based on the number of days the executive was employed during the applicable performance period under such bonus plan;

•

payment of the executive’s base salary (based on the highest salary rate in effect for the executive after the Change in Control) for a period of three years after termination of employment with respect to Mr. Smith and for a period of two years after termination of employment with respect to each of the other executives (the “CIC Severance Period”);

•

annual payments during the CIC Severance Period, each equal to the sum of the target awards under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated;

•	immediate vesting of all unvested stock options and restricted stock held by the executive;

•

continuation of health insurance during the CIC Severance Period or, if the executive is not eligible for continued coverage after termination, reimbursement during the CIC Severance Period, on an after-tax basis, of any premiums the executive is required to pay in order to maintain coverage at a level comparable to the coverage he last elected for himself, his spouse and dependents under our health care plan, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect for employee participation in premiums;

•

if the executive was provided with the use of an automobile or cash allowance for an automobile, payment during the CIC Severance Period of a cash allowance equal to the amount it would cost the executive to lease the vehicle utilized by the executive at the time of his or her termination;

•

a cash payment equal to the non-elective contribution the executive would have been entitled to receive under our Deferred Compensation Plan in respect of three additional years of service, in the case of Mr. Smith, and two additional years of service, in the case of Messrs. Meier and Miller; and

•	reimbursement for executive outplacement services in an amount up to $20,000.

The agreement for Mr. Miller also provides for payments to reimburse him for any excise taxes imposed under Section 4999 of the Internal Revenue Code that may be incurred by him if it is determined that any payment or distribution under the agreement would constitute an “excess parachute” payment within the meaning of Sections 280G and 4999 of the Internal Revenue Code, as well as for additional taxes resulting from the reimbursement.

The executive change in control agreements have an initial term of three years, and automatically renew for successive one year periods unless we terminate the agreements. However, notwithstanding any termination by us, the executive change in control agreements will remain in effect for a period of at least two years following a Change in Control that occurs during the term of the agreement.

The following table sets forth information regarding the potential payments and benefits our current named executive officers would have been entitled to receive under the agreements described above assuming the triggering event under the agreements occurred on December 31, 2011. As a result of Messrs. Black’s and Suddarth’s terminations of employment in 2011, they are no longer entitled to receive any of the post-termination payments and benefits described above. As a result of Mr. Meier’s termination of employment in March 2012, he did not receive, and is no longer entitled to receive, any of the change in control post-termination payments provided for under his agreement. However, in accordance with SEC regulations and staff interpretations, we are setting forth below amounts that would have been payable to Mr. Meier had he been entitled to a payment in connection with a change of control.

Name	Base Salary	Annual Cash Incentive Award Payments(1)	Vesting Of Unvested Stock Options And Restricted Stock(2)	Health Benefits(3)	Auto- Mobile(4)	Deferred Compensation Plan Payments(5)	Executive Out- placement(6)	Total
B. Smith	$2,400,000	$4,644,000	$1,143,333	$46,620	$104,545	$177,000	$20,000	$8,535,498
R. Meier	$1,040,000	$1,092,501	$1,249,831	$33,300	$42,898	$70,600	$20,000	$3,549,130
L. Miller	$900,000	$904,050	$1,257,212	$33,300	$42,880	$53,500	$20,000	$3,210,942

(1)	The amounts set forth in this column represent the sum of the actual cash incentive award payment the named executive officers received for the fiscal year ended December 31, 2011, as reflected in the Summary Compensation Table, and the aggregate target awards payable during the three-year period following the change of control for Mr. Smith and the two-year period following the change of control for each of the other named executive officers.

(2)	The amounts set forth in this column represent the value the named executive officer would realize upon the vesting of the unvested stock options and restricted stock held by the named executive officer as of December 31, 2011. The value of the unvested stock options was calculated based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price of those stock options. The value of the unvested shares of restricted stock held by each named executive officer was calculated based upon the aggregate market value of such shares. We used a price of $61.29 per share, which was the closing price of our common stock on December 30, 2011, as reported by the New York Stock Exchange, to determine market value in both of these calculations.

(3)	The amounts set forth in this column have been calculated based upon the health coverage rates for each named executive officer in effect as of December 31, 2011.

(4)	The amounts set forth in this column with respect to Messrs. Smith, Meier and Miller have been calculated based upon lease rates in effect as of December 31, 2011 for the vehicles used by Messrs. Smith, Meier and Miller.

(5)	The amounts set forth in this column are equal to three times the amount of non-elective contribution we made to the Deferred Compensation Plan for the account of Mr. Smith in 2011, and two times the amount of such non-elective contributions for the respective accounts of Messrs. Meier and Miller in 2011.

(6)	The amounts set forth in this column represent the maximum payment we would be required to make to the named executive officer for outplacement services under the agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 2012 (except as otherwise noted), information with respect to ownership of our securities by each person known by us to beneficially own more than 5% of our outstanding common stock, each director or nominee for director, each named executive officer and all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed has sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

Name and Address of Beneficial Owner	Shares Beneficially Owned(a)		Percent of Outstanding Common Stock
Blackrock, Inc. 55 East 52nd Street New York, NY 10055(b)	2,108,603		5.17%

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403(c)	3,184,886		7.81%

Parnassus Investments 1 Market Street, Suite 1600 San Francisco, CA 94105(d)	3,250,000		7.97%

George Babich, Jr.	22,657	(e)	*
Patricia C. Barron	31,633	(f)	*
Jeffrey P. Black	134,934	(g)	*
William R. Cook	35,088	(h)	*
Jeffrey A. Graves	16,987	(i)	*
Stephen K. Klasko	14,648	(j)	*
Sigismundus W.W. Lubsen	29,585	(k)	*
Richard A. Meier	94,398	(l)	*
Laurence G. Miller	171,501	(m)	*
Stuart A. Randle	11,767	(n)	*
Benson F. Smith	55,091	(o)	*
John B. Suddarth	9,370	(p)	*
Harold L. Yoh III	29,317	(q)	*
James W. Zug	25,097	(r)	*
All directors and executive officers as a group (12 persons)	682,073	(s)	1.65%

*	Represents holdings of less than 1%.

(a)	“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which the person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable on February 1, 2011 or within 60 days thereafter and shares issuable pursuant to restricted stock awards that will vest within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options or restricted stock for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.

(b)	Several subsidiaries of Blackrock, Inc. directly hold the shares listed in the table. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by Blackrock, Inc. with the SEC on February 8, 2012.

(c)

The shares included in the table are beneficially owned by one or more investment companies and other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. (“FRI”]. Franklin Mutual Advisors, Inc. (“FMA”), an indirect wholly-owned subsidiary of FRI, exercises voting power with respect to 2,635,186 shares and investment power with respect to 2,678,986 shares, independently from FRI and its other investment management subsidiaries. Charles B. Johnson and Rupert H. Johnson each own in excess of ten percent of the outstanding common stock of FRI and are the principal stockholders of FRI. Each of FRI, FMA and Messrs. Charles and Rupert Johnson disclaim beneficial ownership, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, of the shares. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by FRI, FMA and Messrs. Charles and Rupert Johnson with the SEC on February 9, 2012.

(d)	The information in the table is derived from an amendment to Schedule 13G filed by Parnassus Investments with the SEC on February 8, 2012.

(e)	Includes 1,000 shares held indirectly by the Baylee Consulting Plan and 17,000 shares underlying stock options.

(f)	Includes 3,000 shares held indirectly by the Patricia C. Barron Defined Benefit Pension Plan, 2,000 shares held indirectly by the PCB Defined Benefit Plan II and 20,000 shares underlying stock options.

(g)	The number of shares reported in the table for Mr. Black was determined based upon a review of the Company’s books and records through April 26, 2011 and includes an aggregate of 5,787 shares held indirectly in equal amounts by three sons and 11,356 shares held in the Company’s 401(k) Savings Plan with respect to which Mr. Black has authority to direct voting. Mr. Black resigned as the Company’s Chairman, CEO and President in January 2011.

(h)	Includes 20,000 shares underlying stock options.

(i)	Includes 13,000 shares underlying stock options.

(j)	Includes 11,000 shares underlying stock options.

(k)	Includes 20,000 shares underlying stock options.

(l)	Includes 83,919 shares underlying stock options and 479 shares held in the Company’s 401(k) Savings Plan which Mr. Meier has authority to direct voting.

(m)	Includes 160,870 shares underlying stock options and 1,270 shares held in the Company’s 401(k) Savings Plan which Mr. Miller has authority to direct voting.

(n)	Includes 9,000 shares underlying stock options.

(o)	Includes 50,991 shares underlying stock options and 243 shares held in the Company’s 401(k) Savings Plan which Mr. Smith has authority to direct voting.

(p)	The number of shares reported in the table for Mr. Suddarth was determined based upon a review of the Company’s books and records through July 6, 2011 and includes 1,244 shares held in the Company’s 401(k) Savings Plan which Mr. Black has authority to direct voting. Mr. Suddarth’s employment as the Company’s President, Aerospace, Commercial and Medical OEM terminated in April 2011.

(q)	Includes 23,000 shares underlying stock options.

(r)	Includes 19,000 shares underlying stock options.

(s)	Includes 447,780 shares underlying stock options and 14,592 shares held in the Company’s 401(k) Savings Plan which the employees have authority to direct voting.

CERTAIN TRANSACTIONS

Related Person Transactions Policy

In February 2011, our Board adopted a Related Person Transactions Policy for review and approval, rejection or ratification of “related person transactions.” A related person transaction is any transaction, arrangement or relationship (i) involving an amount exceeding $120,000, (ii) in which Teleflex or any of its controlled subsidiaries participate and (iii) in which a “related person” has a direct or indirect material interest. A “related person” is any Teleflex director or executive officer, any holder of more than 5% of our outstanding shares of common stock, any immediate family member of any of these persons and certain of their affiliates.

The policy includes procedures under which directors, director nominees and executive officers must provide information to the General Counsel before entry into a transaction that could be a related party transaction. If the transaction is subject to the policy, it is considered by the Audit Committee, which may approve or reject the transaction. The policy also addresses procedures for Audit

Committee consideration of ratification of related person transactions that occur without its prior approval, including procedures designed to minimize the possibilities of future occurrences of such transactions without prior Audit Committee approval. The Audit Committee will approve only those related person transactions it finds to be in, or not inconsistent with, the best interests of Teleflex and its stockholders.

Related Person Transactions

We are party to a long-standing agreement with our former Chairman, Lennox K. Black, pursuant to which we have agreed to fund the premiums under a split dollar life insurance program maintained for the benefit of Mr. Black and to reimburse Mr. Black for income taxes in respect of the imputed benefit of such insurance. These benefits are to be provided for the remainder of Mr. Black’s lifetime. Upon Mr. Black’s death, we are entitled to recover the premium payments we have made under this program out of the proceeds payable under the life insurance policies. In 2011, life insurance premiums under the program were $162,400, which are recoverable by us under the program, and we reimbursed Mr. Black $61,012 for taxes imputed to him under the arrangement. Mr. Black is the father of Jeffrey P. Black, our former Chairman and Chief Executive Officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership of our common stock.

Based solely on a review of the copies of such reports and written representations from our directors and executive officers, we believe that, during the fiscal year ended December 31, 2011, all required filings under Section 16(a) were made on a timely basis.

PROPOSAL 2:

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the “Dodd-Frank Act,” enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this proxy statement. In accordance with the advisory vote of our stockholders at our 2011 Annual Meeting, we are providing to our stockholders the opportunity to vote annually to approve, on our advisory basis, the compensation of our named executive officers.

As noted above under “Compensation Discussion and Analysis,” our executive compensation program is designed principally to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. We believe that, as described under “Compensation Discussion and Analysis,” our compensation program incorporates, to a significant extent, a pay-for-performance methodology that has operated effectively in recent years.

Accordingly, the Board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Teleflex Incorporated approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2012 Annual Meeting.

This is an advisory vote, which means that the stockholder vote is not binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2012 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided the opportunity to make statements and respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm.

Audit and Non-Audit Fees

The following table provides information regarding fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2011 and December 31, 2010, and fees for other services provided by PricewaterhouseCoopers LLP during those periods.

Services rendered	Fiscal 2011	Fiscal 2010
Audit fees	$4,281,050	$4,883,890
Audit-related fees	268,236	556,414
Tax fees	1,408,145	1,007,447
All other fees	124,000	187,004

	$6,081,431	$6,634,756

Audit-Related Fees. Audit related fees consisted primarily of fees for support in connection with divestitures.

Tax Fees. Tax fees consisted of fees for tax compliance activities in certain foreign jurisdictions and tax planning services.

All Other Fees. All other fees consisted principally of assistance with the assessment of an ERP system project scope, advisory services related to treasury operations and license fees for utilization of technical databases.

Audit Committee Pre-Approval Procedures

The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S 2012 FISCAL YEAR.

STOCKHOLDER PROPOSALS

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for our 2013 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than November 30, 2012 and must comply in all other respects with SEC rules and regulations relating to such inclusion.

In connection with any proposal submitted by stockholders for consideration at the 2013 Annual Meeting of Stockholders, other than proposals submitted for inclusion in our proxy statement and proxy, the persons named in the enclosed form of proxy may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how the persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by us at our principal executive offices by February 13, 2013.

OTHER MATTERS

The Board does not know of any other matters that may be presented at the Annual Meeting, but if other matters do properly come before the meeting or any postponements or adjournments thereof, it is intended that persons named in the proxy will vote on such matters as they deem appropriate.

Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, for which no postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437) or via the Internet at www.voteproxy.com.

By Order of the Board of Directors,

LAURENCE G. MILLER, Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

TELEFLEX INCORPORATED

May 4, 2012

PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, 2011 Annual Report and Proxy Card are available at www.teleflex.com/ProxyMaterials

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
	Proposal 1.	Election of Directors:
Nominees:
		1a. Sigismundus W.W. Lubsen	☐	☐	☐
		1b. Stuart A. Randle	☐	☐	☐
		1c. Harold L. Yoh III	☐	☐	☐

	Proposal 2. Advisory vote on compensation of named executive officers		☐	☐	☐

	Proposal 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.		☐	☐	☐

The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting.

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS AT LEFT AND RETURN IN THE ENCLOSED ENVELOPE.

Please check here if you plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TELEFLEX INCORPORATED

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM, following the instructions provided. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Laurence G. Miller and Daniel V. Logue proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, subject to any directions indicated on the other side of this proxy card, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 4, 2012 or any adjournment thereof.

(Continued on the other side)